Exhibit 2.1

Execution Version

SECURITIES PURCHASE AGREEMENT

among

SOLARIS ENERGY INFRASTRUCTURE, LLC,

a Delaware limited liability company,

as OpCo,

PROJECT G BUYER, LLC,

a Texas limited liability company,

as the Buyer,

each of the parties listed on the signature pages hereto as a Seller,

FOCUS GENCO CAYMAN LTD.,

a Cayman Islands exempted company with limited liability,

as the Company,

ALAN ZELAZO,

as the Sellers Representative

and

SOLARIS ENERGY INFRASTRUCTURE, INC.,

a Delaware corporation,

as Parent

Dated as of March 16, 2026

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

ANNEXES

Annex A – Registration Rights

EXHIBITS

Exhibit A – Indebtedness Example

Exhibit B – Net Working Capital Example

Exhibit C – Closing Statement

iii

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of March 16, 2026 (this “Agreement”), among Solaris Energy Infrastructure, LLC, a Delaware limited liability company (“OpCo”), Project G Buyer, LLC, a Texas limited liability company and wholly owned subsidiary of Parent (the “Buyer”), the undersigned holders of shares of the Company (each, a “Seller” and, collectively, the “Sellers”), Focus Genco Cayman Ltd., an exempted company with limited liability incorporated organized under the Laws of the Cayman Islands (the “Company”), Alan Zelazo, solely in his capacity as the Sellers Representative hereunder (the “Sellers Representative”), and Solaris Energy Infrastructure, Inc., a Delaware corporation (“Parent”).

RECITALS

A. The Sellers collectively own 100% of the issued and outstanding ordinary shares, par value $1.00 per share (the “Shares”), of the Company.

B. The Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, the Shares, upon the terms and subject to the conditions of this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, inquiry, proceeding, demand, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Adjustment Escrow Amount” means $5,000,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited with the Escrow Agent, as such amount may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any remaining interest or other amounts earned thereon.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate Cash Closing Consideration” means (i) the Estimated Purchase Price, minus (ii) the product of the Aggregate Stock Closing Consideration Shares multiplied by the Price Per Share, minus (iii) the aggregate Fractional Share Cash Amount, minus (iv) the Adjustment Escrow Amount, minus (v) the product of the Indemnity Escrow Shares multiplied by the Price Per Share.

“Aggregate Closing Consideration” means, collectively, the Aggregate Cash Closing Consideration, the Aggregate Stock Closing Consideration Shares and the aggregate Fractional Share Cash Amount.

“Aggregate Stock Closing Consideration Shares” means the Aggregate Stock Consideration minus the Indemnity Escrow Shares.

“Aggregate Stock Consideration” means 4,182,772 Parent Common Shares, which represents (i) 4,182,777 Parent Common Shares, less (ii) 5 Parent Common Shares reflecting the aggregate number of fractional share interests in respect of which Buyer will make a cash in lieu of payment pursuant to Section 2.2(c)(i) (rounded to the nearest share).

“Ancillary Agreements” means the Escrow Agreement and the Services Agreement Amendment.

“Applicable Accounting Principles” means (i) GAAP, as modified by those methods, policies, practices, procedures, classifications and methodologies identified on Section 1.1-AAP of the Disclosure Schedules, applied on a basis consistent with the accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used in preparing the Financial Statements as of and for the fiscal year ended December 31, 2025, and (ii) to the extent that the foregoing are not consistent with GAAP, with GAAP being subject to the modifications identified on Section 1.1-AAP of the Disclosure Schedules, GAAP, but in each case, not taking into account any events occurring or changes in circumstances at or after the Closing except as set forth in Section 6.15.

“Buyer Parties” means Buyer, OpCo and Parent collectively.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Calculation Time” means (i) with respect to the calculation of Net Working Capital, 11:59 p.m., Eastern Time, on the day immediately preceding the date hereof, and (ii) with respect to Cash, Indebtedness and Transaction Expenses, immediately prior to the Closing.

“Cash” means, as at a specified date, the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries, net of (i) any outstanding checks, wires and bank overdrafts of the Company or its Subsidiaries and (ii) any amounts relating to credit card receivables to the extent actually taken into account in the determination of Net Working Capital or Restricted Cash. For purposes of determining the Estimated Cash, Cash shall include an amount equal to the product of 0.5000 multiplied by $2,963,500, which equals the aggregate amount of the invoices set forth on Section 1.1-Cash of the Disclosure Schedules (the “Invoices”). For purposes of determining the Closing Cash, Cash shall include an amount equal to the product of 0.5000 multiplied by the aggregate amount of Cash actually received by the Buyer or any of its Subsidiaries (including, following the Closing, the Company and its Subsidiaries) in respect of such Invoices prior to the final determination of Closing Cash in accordance with Section 2.4.

“Company Owned IP” means Intellectual Property owned, or purported to be owned, in whole or in part by the Company or its Subsidiaries.

“Contract” means any contract, agreement, arrangement or understanding (including purchase orders), whether written or oral.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of managers, directors or similar body governing the affairs of such Person.

“Data Protection Requirements” means, as they relate to data privacy, data or cybersecurity, data protection, data breach notification, data localization, artificial intelligence or automated decision-making technology, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the Processing of Personal Information (i) all applicable Laws and enforceable rules from Governmental Entities, including the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) and/or any implementing or equivalent national Laws (collectively, the “GDPR”), the UK Data Protection Act 2018 and the GDPR as incorporated into UK Law pursuant to the European Union (Withdrawal) Act 2018, Section 5 of the Federal Trade Commission Act, the Fair Credit Reporting Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, the Telephone Consumer Protection Act, the California Online Privacy Protection Act of 2003 (CalOPPA), the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, the Colorado Privacy Act, the Connecticut Data Privacy Act, the Delaware Personal Data Privacy Act, the Iowa Consumer Data Protection Act, the Montana Consumer Data Privacy Act, the Nebraska Data Privacy Act, the New Hampshire Privacy Act, the Oregon Consumer Privacy Act, the Texas Data Privacy and Security Act, the Utah Consumer Privacy Act, the Virginia Consumer Data Protection Act, the New York SHIELD Act, the Illinois Biometric Information Privacy Act, Texas’s Capture or Use of Biometric Identifier Act, the Washington Biometric Privacy Protection Act, Washington’s My Health My Data Act, and U.S. state consumer protection and data breach notification Laws (collectively, “Data Protection Laws”); (ii) generally accepted industry standards, including the Payment Card Industry Data Security Standard; (iii) all contractual obligations binding upon the Company or its Subsidiaries; and (iv) the Company’s and its Subsidiaries’ own public written policies.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enterprise Value” means $678,540,000.

“Equipment” means, collectively, the Company’s or its Subsidiaries’ current and on-order fleet of gas turbine generators and balance of plant equipment set forth on Section 1.1-E of the Disclosure Schedules.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Truist Bank, or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement dated the date hereof among OpCo, the Seller Representative and the Escrow Agent.

“Estimated Purchase Price” means an amount equal to (i) the Enterprise Value, plus (ii) the Estimated Cash, plus (iii) the Working Capital Overage, if any, minus (iv) the Estimated Indebtedness, minus (v) the Working Capital Underage, if any, minus (vi) the Estimated Transaction Expenses.

“Excluded Equipment” means the equipment specified on Section 6.15 of the Disclosure Schedules.

“Export Control Laws” means all applicable (a) export controls, import controls and customs, and antiboycott Laws and regulations of the United States, including, but not limited to, the United States Export Administration Act of 1979, as amended, the Export Control Reform Act of 2018, and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; the anti-boycott regulations, guidelines, and reporting requirements under the Export Administration Regulations and Section 999 of the Code; U.S. customs Laws enforced by U.S. Customs and Border Protection; and (b) and any similar Laws in any other jurisdiction in which the Company or any of its Subsidiaries, or any of their respective agents or Representatives when acting on behalf of the Company or any of its Subsidiaries, conduct business.

“Financial Statements” means the Audited Financial Statements and the Interim Financial Statements.

“Fraud” means an actual, intentional common law fraud by a Person in the making of any representation or warranty expressly set forth in Article III, Article IV or Article V, as applicable. For the avoidance of doubt, “Fraud” does not include (x) constructive fraud, statutory fraud, equitable fraud, negligent misrepresentation or omission or promissory fraud or (y) any fraud based on constructive knowledge, negligent misrepresentation or recklessness.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Governmental Authority” means any U.S., non-U.S., supranational, federal, territorial, state or local governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body (public or private), commission, board, bureau, agency or instrumentality, or any regulatory, supervisory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing (including any grand jury).

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Inbound License Agreement” means any Contract granting to the Company or any of its Subsidiaries any right under or with respect to any Intellectual Property owned by a third Person.

“Indebtedness” means, without duplication (but before taking account the consummation of the transactions contemplated hereby), (a) the unpaid principal amount of accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) of the Company and its Subsidiaries, in each case, in respect of (i) all indebtedness for borrowed money, (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments, and (iii) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Company or its Affiliates thereunder); (b) all obligations of the Company and its Subsidiaries evidenced by any surety bonds, letters of credit or bankers’ acceptances or similar facilities, in each case, solely to the extent drawn upon; (c) all obligations under capital or finance leases with respect to which the Company or any of its Subsidiaries is liable, determined on a consolidated basis in accordance with the Applicable Accounting Principles, which for the avoidance of doubt shall exclude any impact of operating leases capitalized in accordance with the Financial Accounting Standards Board’s Accounting Standards Update 2016-02, Leases (Topic 842); (d) any amounts for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions; (e) all accrued liabilities and other payment obligations and amounts due with respect to any unfunded or underfunded defined benefit pension plan or deferred compensation plan or arrangement, any accrued but unpaid Company or Subsidiary contributions to any defined contribution retirement plan (excluding, for avoidance of doubt, any participant salary deferrals under a Section 401(k) of the Code plan made in the ordinary course), all accrued but unpaid severance or other termination amounts with respect to any employee, officer, service provider or director of the Company or any of its Subsidiaries whose employment or engagement is terminated prior to the Closing (excluding, for avoidance of doubt, any participant salary deferrals under a Section 401(k) of the Code plan made in the ordinary course), any liability in respect of accrued but unpaid bonuses or other incentive compensation for any completed performance periods, and any employment Taxes payable by the Company or any of its Subsidiaries with respect to the foregoing; (f) unpaid management fees owed to the Sellers or any of their respective Affiliates; (g) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries; (h) all obligations of the Company or any of its Subsidiaries in respect of committed (but unpaid or remaining) capital expenditures, purchase price installments, milestone payments, progress payments or similar amounts owed with respect to the Equipment, including pursuant to any Contracts for the purchase, manufacture, construction, delivery, installation, commissioning or completion of the Equipment; (i) all deposits and monies received in advance; (j) all obligations of the type referred to in clauses (a) through (i)

of other Persons for the payment of which the Company or any of its Subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations; (k) all obligations of other Persons secured by an Encumbrance (other than Permitted Encumbrances) on any asset owned by the Company or its Subsidiaries, whether or not such obligations are assumed; and (l) any Unpaid Income Taxes. An example of Indebtedness, calculated in accordance with the definition of “Indebtedness” as of December 31, 2025, is set forth on Exhibit A.

“Indemnity Escrow Fund” means the Indemnity Escrow Shares deposited with the Escrow Agent, as such sum may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any dividends or other amounts earned thereon.

“Indemnity Escrow Shares” means 33,314 Parent Common Shares.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction: (i) trade names, trademarks, service marks, trade dress and other indicia of source or origin, all registrations and applications (including intent to use applications and similar reservations of marks ) to register any of the foregoing, and the goodwill associated with all of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) works of authorship, copyrights therein and thereto and all registrations and applications to register any of the foregoing (collectively, “Copyrights”); (iv) trade secrets (“Trade Secrets”), know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other confidential or proprietary information, whether tangible or intangible and whether stored, compiled or memorialized physically, electronically, graphically, photographically or in writing (collectively, “Proprietary Information”); (v) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with social media companies (e.g., X, Facebook) and the content, handles and identifiers and designations found thereon and related thereto, and URLs (collectively, “Domain Names and Social Media Accounts”); and (vi) all other intellectual property or proprietary rights, including moral rights, publicity rights, and data base rights of any kind or nature.

“Knowledge” means, (a) with respect to the Company and its Subsidiaries, (i) the actual knowledge of each of Eduardo Dal Sasso Mendonca Cruz and Alan Zelazo, and (ii) any fact or other information which any such Person would reasonably be expected to have through the performance of his or her duties in the ordinary course, and (b) with respect to the Buyer Parties, (i) the actual knowledge of each of Kyle Ramachandran and Christopher Powell, and (ii) any fact or other information which any such Person would reasonably be expected to have through the performance of his or her duties in the ordinary course.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Licensed Real Property” means all real property licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy.

“Losses” means any losses, damages, liabilities, deficiencies, claims, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing).

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, (a) would or would reasonably be expected to have a materially adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) materially impairs the ability of any Seller to consummate the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so; provided, however, that in the case of clause (a) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (i) changes or developments generally affecting the industries in which the Company or any of its Subsidiaries operate, or the economy or the financial or securities markets, in the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, (ii) the outbreak or escalation of hostilities or any acts of war or terrorism, (iii) changes in Law or GAAP, (iv) weather, seismic activity or other meteorological events or natural disasters, (v) crises affecting public health, safety or welfare, including any epidemic, pandemic, or disease outbreak, public health emergencies, including the continuation, escalation or worsening of such conditions, (vi) the failure of the Company or its Subsidiaries to meet, with respect to any period or periods, any internal projections, forecasts, estimates of earnings or revenues, or business plans (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred), or (vii) matters that arise solely from any actions or omissions of the Buyer or an Affiliate of the Buyer; provided further, that, with respect to the foregoing clauses (i)-(v), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, in comparison to other similarly situated companies.

“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the current assets of Focus Genco LLC (“Focus Genco”) minus (ii) the consolidated current liabilities of Focus Genco, in each case before taking into account the consummation of the transactions contemplated hereby, and calculated in accordance with the Applicable Accounting Principles; provided, however, for the avoidance of doubt, Net Working Capital shall exclude any amounts relating to or included in Cash, Indebtedness and Transaction Expenses to the extent such amounts are reflected in the calculation of the Purchase Price (to avoid any double-counting with any other adjustments) and any current or deferred Tax assets. An example of Net Working Capital, calculated in accordance with the definition of “Net Working Capital” as of December 31, 2025, is set forth on Exhibit B.

“Open Source Materials” means any software that is licensed, distributed or conveyed under a Contract that requires as a condition of its use, modification or distribution that it, or other software into which such software is incorporated or with which such software is distributed or that is derived from such software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract.

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department, as codified at 31 C.F.R. § 850.101 et seq.

“Outbound License Agreement” means any Contract under which the Company or any of its Subsidiaries grants to a third party any rights under or with respect to Company Owned IP.

“Pandemic Response Law” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020), as amended (including by the Paycheck Protection Program Flexibility Act of 2020 (Pub. L. 116-142) (June 5, 2020) and the Consolidated Appropriations Act, 2021 (Pub. L. 116-260) (Dec. 27, 2020)), the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), the American Rescue Plan Act of 2021, Pub. L. 117-2 (117th Cong.) (Mar. 11, 2021), the Executive Order Re: Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster (Aug. 8, 2020), and any other similar, future, or additional federal, state, local, or non-U.S. Law or administrative guidance that addresses or is intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Parent Common Shares” means shares of Class A common stock of Parent, par value $0.01 per share.

“Permitted Encumbrance” means (a) liens for Taxes not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, and for which adequate reserves have been established in accordance with the Applicable Accounting Principles, (b) landlords’, lessors’, mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ and similar statutory liens arising or incurred in the ordinary course of business of the Company or any of its Subsidiaries for amounts which are not yet due and payable or the amount or validity of which are being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with the Applicable Accounting Principles, (c) any covenants, conditions, restrictions, easements and other similar matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, occupancy, use or operation of the assets to which they relate for the current or contemplated use of such assets, (d) with respect to Licensed Real Property, Encumbrances which do not materially impair the occupancy or use of the real property with respect thereto in connection with the businesses of the Company or its Subsidiaries as currently conducted, (e) leases, subleases, licenses and occupancy and/or use agreements affecting any real property (or any portion thereof) set forth in the Disclosure Schedules, (f) Encumbrances to lenders incurred in deposits made in the ordinary course of business in connection with maintaining bank accounts, (g) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, (h) Encumbrances arising under original purchase price conditional sales contracts and equipment leases for personal property with third parties entered into in the ordinary course of business, (i) preemptive rights, subscription rights, transfer restrictions, rights of first refusal or offer, and other similar restrictions set forth in the organizational documents of the Company or its Subsidiaries, (j) restrictions on sale, transfer, assignment, pledge or hypothecation imposed by applicable securities Laws, (k) Encumbrances created by or through the Buyer or any of its Affiliates, (l) non-exclusive licenses or other non-exclusive rights to use Intellectual Property granted by the Company or its Subsidiaries to its customers or service providers in the ordinary course of business, and (m) encumbrances existing pursuant to the memorandum and articles of association of the Company.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Information” means any information that identifies, relates to, describes, or is linked to, any identified or identifiable individual or household, and any information covered by definitions of “personal data,” “personally identifiable information,” “personal information,” or any substantial equivalent of these terms under any Laws.

“Plan” means any benefit or compensation plan, program, policy, agreement or other arrangement providing benefits or compensation to any current or former employee, officer, service provider or director of the Company or any of its Subsidiaries or providing substantial services to the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute or has any liability (whether actual or contingent), including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, equity purchase, equity option, severance, employment, change of control, health, welfare, retirement, or fringe benefit plan, program, agreement, arrangement or policy.

“Pre-Closing Tax Period” means any taxable period, or portion thereof, ending on or before the Closing Date.

“Price Per Share” means $50.92.

“Pro Rata Share” with respect to each Seller means the percentage set forth opposite each Seller’s name in the Sellers’ Allocation Schedule.

“Process”, “Processed” or “Processing” means any operation or set of operations performed, whether by manual or automated means, on Personal Information or on sets of Personal Information, including the collection, use, sale, storage, transfer, disclosure, analysis, deletion, or modification thereof.

“Purchase Price” means (i) the Estimated Purchase Price, subject to adjustment in accordance with Section 2.4 plus (ii) any amounts paid to the Sellers out of the Adjustment Escrow Fund or the Indemnity Escrow Fund.

“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, manager, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, manager, executive officer, partner, member or in a similar capacity of such specified Person; or (iii) any Immediate Family member of a Person described in clause (ii).

“Representatives” means, with respect to any Person, the officers, managers, directors, principals, employees, individual independent contractors, agents, auditors, advisors, bankers and other representatives of such Person.

“Restricted Cash” means all cash and cash equivalents that are not freely useable and available to the Company or its Subsidiaries because they are subject to restrictions, limitations or taxes on use or distribution either by Contract or by Law; provided, that “Restricted Cash” shall not include any cash or cash equivalents referenced on Section 1.1-RC of the Disclosure Schedules.

“Sanctions” means all applicable (i) economic or financial sanctions Laws and regulations of the United States, including, but not limited to, sanctions Laws administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control; and (ii) and any similar Laws in any other jurisdiction in which Sellers, the Company or any of its Subsidiaries, or any of their respective agents or Representatives when acting on behalf of Sellers, the Company or any of its Subsidiaries, conduct business.

“Sanctioned Jurisdiction” means a country or territory that is, or since April 24, 2019, has been, the subject or target of comprehensive sanctions (including Cuba; Iran; North Korea; Syria (until July 1, 2025); and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means a Person (i) identified on the United States’ Specially Designated Nationals and Blocked Persons List, the United States’ Denied Persons List, Entity List or Debarred Parties List, the United Kingdom’s Consolidated List of Financial Sanctions Targets, or any other similar list maintained by any Government Authority having jurisdiction over the parties to this Agreement; (ii) located, operating, organized or ordinarily resident in a Sanctioned Jurisdiction or (iii) owned, 50% or more, individually or in the aggregate by, or as relevant and determined under applicable Sanctions, controlled by, or acting on behalf of, a Person described in clause (i) or (ii) above.

“Seller Note” means the Promissory Note, dated the date hereof, between the Buyer, as borrower, and the Sellers, as lender parties, in an aggregate amount equal to the Aggregate Cash Closing Consideration, plus the aggregate Fractional Share Cash Amount, plus the Adjustment Escrow Amount, plus the Excluded Share Cash Amount.

“Sensitive Business Information” means all non-public technical, economic, environmental, operational, financial or other business information (including books and records, presentations, communications, documents and other information) or material of one party which, prior to or following the date hereof, has been disclosed by the Buyer or any of its Affiliates (including the Company and its Subsidiaries following the Closing), on the one hand, or by the

Company or any of its Subsidiaries, the Sellers or the Sellers Representative or any of its or their respective Affiliates, on the other hand, to the other party in written, oral (including by recording), electronic, or visual form to the other party, in each case including pursuant to the provisions of Section 6.8 hereof or any other provision of this Agreement or the Ancillary Agreements, including (a) ideas and concepts for existing products, processes and services, (b) specifications for products, equipment and processes, (c) manufacturing and performance specifications and procedures, (d) engineering drawings and graphs, (e) technical, research and engineering data, (f) formulations and material specifications, (g) laboratory studies and benchmark tests, (h) service and operation manuals, (i) quality assurance policies, procedures and specifications, (j) evaluation or validation studies, (k) pending patent applications and all other know-how, methodologies, procedures, techniques and trade secrets related to research, engineering, development and manufacturing and (l) business information, including marketing and development plans, forecasts, projections, research and development agreements and customer and vendor information.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Target Net Working Capital” means $100,000.

“Tax” or “Taxes” means (i) any and all United States federal, state, local, or non-U.S. net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, personal property (tangible and intangible), real property (including general and special assessments), goods and services, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, deed recording fee, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest, penalty or addition thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other written agreement to indemnify any other Person (other than any customary Contracts entered into in the ordinary course of business and the principal purpose of which is not the allocation or sharing of Taxes).

“Tax Returns” means any return, report, information return or other document (including any related or supporting information) required to be filed with any Taxing Authority in connection with the determination, assessment, or collection of any Tax paid or payable by the Company or any of its Subsidiaries.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, deed recording fee, gross receipts, excise, and conveyance Taxes and other similar Taxes, duties, fees or charges imposed by any Governmental Authority as a result of, or payable or collectible or incurred in connection with, the transaction contemplated by this Agreement.

“Transaction Expenses” means the aggregate amount of (a) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby incurred by or on behalf of, or to be paid directly by, the Company or any of its Subsidiaries or any Person that the Company or any of its Subsidiaries pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of any Seller) in connection with the process of selling the Company or the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby; (b) any fees or expenses associated with the Company’s and its Subsidiaries’ obtaining the release and termination of any Encumbrances in connection with the transactions contemplated hereby (c) all brokers’, finders’ or similar fees incurred by or on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby; (d) 50% of all costs and expenses related to the Tail Coverage; (e) any change of control payments, transaction incentive plan payments, bonuses, “single trigger” severance or termination benefits, or retention obligations or similar amounts payable in the future or due by the Company or any of its Subsidiaries as a result of the transactions contemplated hereby, excluding any payments made at the direction or in the sole discretion of the Buyer or any Affiliate of Buyer, including any employer payroll Taxes payable in connection therewith; (f) 50% of the Escrow Agent’s fee with respect to the Escrow Agreement; and (g) 100% of all premiums, fees, costs and expenses payable at or prior to the Closing with respect to or otherwise in connection with the binding and issuance of the R&W Policy.

“Transaction Expenses Payoff Instructions” means reasonably satisfactory documentation setting forth the amounts of all Transaction Expenses, including the identity of each payee, dollar amounts owed, wire instructions and any other information necessary to effect the final payment in full thereof, and copies of final invoices from each such payee for all services rendered to the Company or any of its Subsidiaries.

“Transaction Tax Deductions” means the sum of all items of losses, deductions or credits, to the extent deductible for Tax purposes (determined on a “more likely than not” basis) and without duplication, resulting from, or attributable to any payment to be made by or on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, including (a) the Transaction Expenses (regardless of whether such items remain unpaid as of Closing), (b) the repayment of Indebtedness at Closing or as otherwise contemplated by this Agreement (including any capitalized financing fees, costs and expenses that become currently deductible as a result thereof) and (c) any bonus or similar compensatory payments made pursuant to or in connection with the transactions contemplated by this Agreement (including the employer portion of payroll Taxes payable with respect thereto). For this purpose, the parties agree to make any available elections under IRS Rev. Proc. 2011-29 to treat seventy percent (70%) of any success-based fees, within the meaning of Treasury Regulations Section 1.263(a)-5(f) and IRS Rev. Proc. 2011-29 as deductible in the taxable year that includes the Closing Date for U.S. federal income Tax purposes.

“Unpaid Income Taxes” means an amount (which shall never be less than zero ($0) dollars for any jurisdiction) equal to the sum of the amount of any unpaid income Taxes of the Company and its Subsidiaries that are unpaid as of the Closing Date (as determined in accordance with Section 7.3), less the current income Tax assets of the Company and its Subsidiaries for any Pre-Closing Tax Period to the extent available to offset such unpaid income Taxes; provided, that the computation of Unpaid Income Taxes shall (i) take into account the Transaction Tax Deductions to the extent more-likely-than-not deductible in a Pre-Closing Tax Period, (ii) exclude any deferred income Tax assets and liabilities, (iii) exclude any income Taxes attributable to actions taken by the Company or any of its Subsidiaries on the Closing Date after the Closing that are outside of the ordinary course of business, (iv) exclude any reserves for uncertain Tax positions, (v) exclude any income Tax liabilities attributable to deferred revenue (or other deferred amounts) except to the extent required to be accelerated into a Pre-Closing Tax Period under applicable income Tax Law on account of the transactions contemplated by this Agreement, (vi) take into account any estimated Tax payments and overpayments of income Taxes with respect to any Pre-Closing Tax Period as reductions of the liability for income Taxes for such period, and (vii) except as otherwise provided in this definition, be made in accordance with the past practice of the Company and its Subsidiaries, as applicable, to the extent consistent with applicable Law; provided, however, that all such Taxes shall be excluded from the definition of Unpaid Income Taxes where arising as a result of Buyer or any of its Affiliates taking or causing the Company or any of its Subsidiaries to take any of the following actions after the Closing, but only to the extent such action affects the amount of Unpaid Income Taxes: (A) amending, re-filing or otherwise modifying any Tax Return of the Company or its Subsidiaries with respect to any Pre-Closing Tax Period; (B) initiating or entering into any voluntary disclosure program or similar process with respect to Taxes or Tax Returns of any the Company or its Subsidiaries with respect to any Pre-Closing Tax Period; (C) filing any Tax Return of any the Company or its Subsidiaries with respect to any Pre-Closing Tax Period in a jurisdiction in which the Company or the applicable Subsidiary had not previously filed Tax Returns or in which the Company or the applicable Subsidiary had not begun business on or before the Closing Date; or (D) making an election pursuant to Section 338 of the Code (or any similar provision of state, local or non-U.S. Law). Notwithstanding any provision herein to the contrary, Unpaid Income Taxes shall be determined in accordance with applicable Tax principles (and not GAAP or Applicable Accounting Principles).

“Working Capital Overage” means an amount equal to the amount by which the Estimated Net Working Capital exceeds the Target Net Working Capital, which amount shall not be less than zero.

“Working Capital Underage” means an amount equal to the amount by which the Target Net Working Capital exceeds the Estimated Net Working Capital, which amount shall not be less than zero.

Section 1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Affiliated Group	4.15(p)
Agreement	Preamble
Audited Financial Statements	4.6(a)
Balance Sheet	4.6(a)
Buyer	Preamble
Buyer Indemnified Parties	8.2(a)
Cap	8.5(a)
CERCLA	4.16(f)(iii)
Claim Notice	8.4(a)
Closing	2.2(a)
Closing Balance Sheet	2.4(a)
Closing Cash	2.4(a)
Closing Date	2.2(a)
Closing Indebtedness	2.4(a)
Closing Net Working Capital	2.4(a)
Closing Transaction Expenses	2.4(a)
Code	4.10(a)
Company	Preamble
Company 401(k) Plans	6.13
Company Business IP	4.14(c)
Company Group Employees	6.2(a)
Company Marks	6.12(a)
Company Registered IP	4.14(a)
Company Service Provider	4.11(a)
Competing Business	6.3(a)
Competing Business Entity	6.3(a)
Competing Business Stock	6.3(a)
Competing Business Transaction	6.3(a)
Competing Business Transaction Notice	6.3(b)
Competing Business Transaction Terms	6.3(a)
Confidential Information	6.4(b)
Covered Opportunity	6.3(f)
Debt Payoff Letter	2.2(b)(viii)(K)
Deductible	8.5(a)
Direct Claim	8.4(d)
Directors	6.8
Disclosure Schedules	Article III
Disqualified Individual	6.14
DPA	4.25
Environmental Laws	4.16(f)(i)
Environmental Permits	4.16(f)(ii)
Estimated Cash	2.3
Estimated Indebtedness	2.3
Estimated Net Working Capital	2.3
Estimated Transaction Expenses	2.3
Exchange Act	5.7

Excluded Equipment Purchase Notice	6.15
Excluded Share Cash Amount	2.2(b)(i)
Excluded Share Seller	2.2(b)(i)
Existing Stock	6.12(b)
FCPA	4.23(a)
Final Closing Statement	2.4(a)
Fractional Share Cash Amount	2.2(b)(viii)(L)
Hazardous Substances	4.16(f)(iii)
Holdings	4.15(p)
HSR Act	3.3(b)
Indemnification Claim	8.4(d)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Independent Accounting Firm	2.4(c)
Intended Tax Treatment	7.4
Interim Financial Statements	4.6(a)
Investor	6.3(a)
Invoices	Definitions
IRS	4.10(a)
IT Systems	4.14(i)
Lockup Period	6.7(b)
Lookback Date	4.8(a)
Material Contracts	4.17(a)
Multiemployer Plan	4.10(b)
Multiple Employer Plan	4.10(b)
Net Adjustment Amount	2.4(f)(i)
Non-U.S. Benefit Plans	4.10(l)
Notice of Disagreement	2.4(b)
NYSE	5.7
Parent	Preamble
Parent SEC Filings	5.11
Participation Notice	6.3(b)
Participation Offer Period	6.3(b)
Participation Right	6.3(a)
Payoff Indebtedness	2.2(c)(ii)
Permits	4.8(a)
Preliminary Closing Balance Sheet	2.3
Privileged Communications	9.20(c)
Procurement Contract	6.15
R&W Policy	6.16
Real Property Licenses	4.12(b)
Release	4.16(f)(iv)
Remediation	4.16(f)(v)
Removal Deadline	6.12(a)
SEC	5.11
Section 280G Approval	6.14

Section 280G Waived Payments	6.14
Section 280G Waiver	6.14
Securities Act	3.5
Security Incident	4.20(c)
Seller	Preamble
Seller Indemnified Parties	8.3
Seller Releasees	6.1
Seller Releasors	6.1
Sellers	Preamble
Sellers Group Law Firm	9.20(a)
Sellers Representative	Preamble
Sellers’ Allocation Schedule	2.2(b)(viii)(A)
Services Agreement Amendment	2.2(b)(vi)
Share Transfer Instrument	2.2(b)(viii)(B)
Shares	Recitals
Straddle Period	7.3
Supplemental Listing Application	6.10
Tail Coverage	2.2(b)(viii)(T)
Tax Proceeding	7.1
Third Party Claim	8.4(a)
Transferee Entity	6.7(a)
Turbines	4.12(c)

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver the Shares to Buyer, free and clear of all Encumbrances (other than Encumbrances arising under securities Laws, created by the Buyer or arising pursuant to the memorandum and articles of association of the Company), and Buyer, in reliance on the representations, warranties and covenants of the Sellers and the Company contained herein, shall purchase the Shares from the Sellers in exchange for the payment of the Purchase Price as provided in this Article II.

Section 2.2 Closing.

(a) The closing of the sale and purchase of the Shares (the “Closing”) shall take place remotely via the exchange of documents and signatures and shall occur simultaneously with the execution and delivery of this Agreement. The date hereof is referred to herein as the “Closing Date”.

(b) At the Closing:

(i) the Buyer shall deliver to each Seller its Pro Rata Share of the Aggregate Stock Closing Consideration Shares, free and clear of all Encumbrances (other than Encumbrances created by the applicable Seller or arising under applicable securities Laws); provided, however, that the Seller identified on Section 2.2(a)(i) of the Disclosure Schedules (the “Excluded Share Seller”) shall receive, in lieu of the issuance of such Seller’s Pro Rata Share of the Aggregate Stock Closing Consideration Shares, a cash payment equal to the product of such Seller’s Pro Rata Share of the Aggregate Stock Closing Consideration Shares multiplied by the Price Per Share (the “Excluded Share Cash Amount”) pursuant to Section 2.2(c)(i);

(ii) the Buyer shall deposit the Indemnity Escrow Shares with the Escrow Agent, to be managed and paid out by the Escrow Agent pursuant to the terms of the Escrow Agreement;

(iii) the Buyer shall deliver to the Sellers Representative evidence of (A) either, with respect to the letters of credit and guaranties set forth on Section 2.2(b)(iii) of the Disclosure Schedules, (x) replacement of such letters of credit or guaranties with newly issued letters of credit or guaranties acceptable to the beneficiary thereof or (y) the waiver of, or amendments removing, the requirements for such letters of credit or guaranties by the applicable beneficiaries thereof;

(iv) OpCo shall deliver to the Sellers Representative an executed counterpart of the Escrow Agreement;

(v) the Buyer shall deliver to the Sellers Representative the executed Seller Note;

(vi) the Buyer shall deliver to the Sellers Representative an executed counterpart on behalf of Holdings, Focus Genco, and Genco Power Services LLC to the Third Amendment to Cost Sharing Agreement (the “Services Agreement Amendment”);

(vii) the Buyer shall deliver to the Sellers Representative an executed counterpart on behalf of the Company and Focus Genco to the Transaction Bonus and Release Agreement (the “Transaction Bonus Agreement”);

(viii) the Sellers Representative shall deliver or cause to be delivered to the Buyer:

(A) a schedule allocating the Aggregate Closing Consideration among the Sellers and setting forth each Seller’s Pro Rata Share, which allocation schedule shall be executed by all of the Sellers (the “Sellers’ Allocation Schedule”), and the Buyer and its Affiliates shall have no responsibility for the accuracy of the allocations set forth in the Sellers’ Allocation Schedule;

(B) an instrument of transfer duly executed by each Seller as transferor in favor of the Buyer as transferee in respect of all the Shares (each a “Share Transfer Instrument”) together with the share certificate(s) relating to the Shares (if any have been issued) or a customary indemnity in respect of any certificate which was issued but subsequently lost or destroyed;

(C) a copy of the updated register of members of the Company reflecting the transfer of the Shares to the Buyer, certified by the Company’s registered office as true and complete as of the date of Closing;

(D) an executed counterpart of the Escrow Agreement;

(E) an executed counterpart of the Seller Note by each Seller;

(F) an executed counterpart on behalf of Genco Energia Ltda. to the Services Agreement Amendment;

(G) an executed counterpart on behalf of Summa US Corp to the Transaction Bonus Agreement;

(H) an executed counterpart on behalf of Focus Genco and Gabriel Bernardo de Almeida Arruda to the Termination of Employment agreement;

(I) all books, records, registers and other property of the Company or any of its Subsidiaries in any Seller’s possession or under any Seller’s control, including those held by the registered office of the Company;

(J) appropriate evidence of releases of any Encumbrances (other than any Permitted Encumbrances) related to the Shares and the assets and properties of the Company and its Subsidiaries;

(K) a payoff letter duly executed or acknowledged by each holder of Payoff Indebtedness, any collateral release documents, or any letters of credit cancellation or termination letters, including any applicable UCC termination statements and other documentation required to evidence the termination and release of all Encumbrances, guarantees and letters of credit in connection with such Payoff Indebtedness or any Indebtedness surviving Closing that requires credit support from any Person that is not the Company or any of its Subsidiaries, each in form and substance reasonably acceptable to the Buyer (each such payoff letter, a “Debt Payoff Letter”);

(L) a calculation of the aggregate number of fractional share interests that would otherwise be delivered to the Sellers in exchange for the Shares, and the aggregate Fractional Share Cash Amount to be delivered in lieu thereof. Notwithstanding anything to the contrary contained herein, no fractional Parent Common Shares shall be delivered to the Sellers in exchange for Shares, no dividend or distribution with respect to Parent Common Shares shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the delivery of any such fractional share, the Buyer shall pay, or cause to be paid, pursuant to Section 2.2(c) to each applicable Seller who otherwise would receive any such fractional share, an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Price Per Share by (ii) the fraction of a Parent Common Share (rounded to the nearest thousandth when expressed in decimal form) which the Seller would otherwise be entitled to receive pursuant to Section 2.2(c) (such amount, the “Fractional Share Cash Amount”);

(M) copies of the third-party consents and/or waivers executed by the applicable holders of any Indebtedness surviving Closing (other than Payoff Indebtedness) to the extent required for such Indebtedness to survive Closing;

(N) a properly completed IRS Form W-9 for each Seller that is a U.S. person certifying that such Seller is not subject to U.S. federal backup withholding taxes, duly executed by each such Seller and dated as of the date hereof;

(O) a properly completed IRS Form W-8 (including, as applicable, Form W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY) for each Seller that is not a U.S. person, certifying such Seller’s non-U.S. status for purposes of Sections 1441, 1442, 1445, and 1471 through 1474 of the Code and establishing any applicable exemption from, or reduction of, U.S. federal withholding Taxes, duly executed by each such Seller and dated as of the date hereof;

(P) the written resignations, dated as of the date hereof, of each officer, director and manager of the Company and its Subsidiaries;

(Q) copies of the relevant corporate authorities approving the resignation of each officer, director and manager of the Company;

(R) a copy of a certificate of good standing for the Company and each of its Subsidiaries, issued by the jurisdiction of the applicable entity’s formation, dated as of a date that is no earlier than five Business Days prior to the date hereof;

(S) a certificate from each Seller other than the Excluded Share Seller, duly executed relating to such Seller’s representations and certifications regarding such Seller’s status as an “accredited investor” (as defined under the Securities Act);

(T) evidence reasonably satisfactory to the Buyer of the Company’s procurement of “tail” insurance policies (“Tail Coverage”), with a claims period of at least six years from the Closing from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Closing;

(U) evidence reasonably satisfactory to the Buyer of the withdrawal from and termination of the Company 401(k) Plans effective at least one (1) Business Day prior to the Closing in accordance with Section 6.13 hereof; and.

(V) evidence reasonably satisfactory to the Buyer that a vote of the shareholders of the Company or its Affiliates, as applicable, was solicited at least one (1) Business Day prior to the Closing, in accordance with Section 6.14 and that either the Section 280G Approval was obtained or the Section 280G Approval was not obtained.

(c) On the Closing Date and promptly following the Closing:

(i) the Buyer shall, and OpCo shall cause the Buyer to, perform its payment obligations to the Sellers under the Seller Note, including, for the avoidance of doubt, the following: (x) the Buyer shall pay to each Seller its Pro Rata Share of the Aggregate Cash Closing Consideration plus such Seller’s Fractional Share Cash Amount; (y) the Buyer shall deposit the Adjustment Escrow Amount with the Escrow Agent, to be managed and paid out by the Escrow Agent pursuant to the terms of the Escrow Agreement; and (z) the Buyer shall pay to the Excluded Share Seller the Excluded Share Cash Amount;

(ii) the Buyer shall, and OpCo shall cause the Buyer to, deliver or cause to be delivered by or on behalf of the Company the amount payable to each counterparty or holder of Indebtedness identified on Section 2.2(c)(ii) of the Disclosure Schedules (the “Payoff Indebtedness”) in order to fully discharge such Payoff Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto, as specified in the Debt Payoff Letters and in accordance with this Agreement;

(iii) OpCo shall deliver or cause to be delivered to the Escrow Agent, the Escrow Agent’s fee with respect to the Escrow Agreement;

(iv) OpCo shall deliver or cause to be delivered by or on behalf of the Company the amount payable to each Person who is owed a portion of the Estimated Transaction Expenses, as specified in the Transaction Expenses Payoff Instructions and in accordance with this Agreement; provided, that, notwithstanding the foregoing, OpCo shall deliver or cause to be delivered to the Company any Estimated Transaction Expenses that constitute compensation income to any employee or former employee of the Company or any of its Subsidiaries, and the Company shall pay or cause to be paid such amounts, less any required Taxes, to the employee or former employee on the next regularly scheduled payroll date of the Company’s or of its Subsidiary’s, as applicable, payroll system that is at least five Business Days following the Closing; and

(v) OpCo shall deliver or cause to be delivered to the Tail Coverage provider, all premiums, fees, costs and expenses payable at the Closing with respect to or in connection with the binding and issuance of the Tail Coverage.

(d) Except as set forth in Section 2.2(c)(iv) above, all cash payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least two Business Days prior to the applicable payment date.

(e) OpCo acknowledges and agrees that its obligations under Section 2.2(c)(i) to cause the Buyer to comply with Section 2.2(c)(i) represent a guaranty of payment when due, and not of collection only, and the Sellers shall not be obligated to enforce or exhaust their remedies against the Buyer or any other Person or under the Seller Note or any other agreement, before proceeding to enforce Section 2.2(c)(i) against OpCo. OpCo waives and will not exercise any rights that it may acquire by way of subrogation, reimbursement, or indemnification against the Buyer until the payment obligations under the Seller Note have been indefeasibly paid in full. OpCo’s obligations under Section 2.2(c)(i) shall continue to be effective or be reinstated, as the case may be, if at any time any payment obligation of the Buyer under the Seller Note is annulled, avoided, set aside, declared to be fraudulent or preferential or rescinded or must otherwise be restored or returned by a Seller for any reason, including as a result of any insolvency, bankruptcy or reorganization proceeding, or upon or as a result of the appointment of a receiver or conservator of, or trustee for the Buyer or any other guarantor or any substantial part of its property or otherwise, all as though such payment had not been made. The obligations of OpCo under Section 2.2(c)(i) shall not be altered, limited, impaired, or otherwise affected by and OpCo waives any defense under or based upon (i) any proceeding, voluntary or involuntary, involving bankruptcy, insolvency, receivership, reorganization, liquidation, or arrangement of the Buyer, or any defense which the Buyer may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding, (ii) demands, diligence, presentment, notices and any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety, or (iii) any claim, set-off, counterclaim, defense or other rights that the Buyer may have at any time and from time to time against the Sellers (other than the indefeasible payment in full of the amounts due under the Seller Note).

Section 2.3 Closing Estimates. Set forth on Exhibit C are (a) a balance sheet of Focus Genco as of the Calculation Time (the “Preliminary Closing Balance Sheet”), (b) the Company’s good-faith estimate of (i) Net Working Capital based on the Preliminary Closing Balance Sheet (the “Estimated Net Working Capital”), (ii) Indebtedness (the “Estimated Indebtedness”), (iii) Cash (the “Estimated Cash”) and (iv) all Transaction Expenses that are accrued or due and remain unpaid (the “Estimated Transaction Expenses”) (with each of Estimated Net Working Capital, Estimated Cash and Estimated Indebtedness determined as of the Calculation Time and, except for Estimated Transaction Expenses, without giving effect to the transactions contemplated herein) and (b) on the basis of the foregoing, a calculation of the Estimated Purchase Price. Estimated Net Working Capital, Estimated Indebtedness and Estimated Cash shall be calculated in accordance with the Applicable Accounting Principles.

Section 2.4 Post-Closing Adjustment of Purchase Price.

(a) Within 60 days after the date hereof, OpCo shall prepare, or cause to be prepared, and deliver to the Sellers Representative a written statement (the “Final Closing Statement”) that shall include and set forth (i) a balance sheet of Focus Genco as of the Closing (except with respect to the calculation of the Closing Net Working Capital, which shall be as of the Calculation Time) (the “Closing Balance Sheet”) and (ii) a calculation of the actual (A) Net Working Capital based on the Closing Balance Sheet (the “Closing Net Working Capital”), (B) Indebtedness (the “Closing Indebtedness”), (C) Cash (the “Closing Cash”) and (D) Transaction Expenses (the “Closing Transaction Expenses”) (with each of Closing Net Working Capital, Closing Indebtedness and Closing Cash determined as of the Calculation Time and, except for Closing Transaction Expenses, without giving effect to the transactions contemplated herein). Closing Net Working Capital, Closing Indebtedness and Closing Cash shall be determined in a manner consistent with the definitions set forth herein and calculated in accordance with the Applicable Accounting Principles.

(b) The Final Closing Statement shall become final and binding on the 45th day following delivery thereof, unless prior to the end of such period, the Sellers Representative delivers to OpCo written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as set forth in the Final Closing Statement. The Sellers Representative and the Sellers shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall be deemed final, conclusive and binding for all purposes under this Agreement and no party may dispute such items or amounts. If OpCo fails to deliver the Final Closing Statement to the Sellers Representative within 60 days after the Closing Date in accordance with Section 2.4(a), the Sellers Representative may prepare and deliver the Final Closing Statement to OpCo within 60 days following such 60th day, and, in such case, OpCo shall have the Sellers Representative’s objection rights under Section 2.4(b) and Section 2.4(c), as applicable. If the Sellers Representative does not deliver a Final Closing Statement within such 60 day period, the Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Transaction Expenses and the resulting Estimated Purchase Price shall be deemed final, conclusive and binding for all purposes under this Agreement and OpCo shall be deemed to have waived any and all objection rights in connection therewith.

(c) If a Notice of Disagreement is duly delivered pursuant to Section 2.4(b), during the 30-day period following delivery of a Notice of Disagreement by the Sellers Representative to OpCo (or any extension thereof mutually agreed to by OpCo and the Sellers Representative in writing), the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as specified therein. Any disputed items resolved in writing between the Sellers Representative and OpCo within such 30-day period (or any extension thereof mutually agreed to by OpCo and the Sellers Representative in writing) shall be final, conclusive and binding with respect to such items, and if the Sellers Representative and OpCo agree in writing on the resolution of each disputed item specified by the Sellers Representative in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, the amounts so determined shall be final, conclusive and binding on the parties for all purposes hereunder. If the Sellers Representative and OpCo have not resolved all such differences by the end of such 30-day period (or any extension thereof mutually agreed to by OpCo and the Sellers Representative in writing), either OpCo or the Sellers Representative shall have the right to submit, in writing, to Grant Thornton LLP or, if such firm is unable or unwilling to act, such other nationally-recognized independent public accounting firm as shall be agreed in writing by the Sellers Representative and OpCo (the “Independent Accounting Firm”), each item in the Final Closing Statement remaining in dispute after such 30th day (or any extension thereof mutually agreed to by OpCo and the Sellers Representative in writing). Within 10 days of submission of any such disputed amount to the Independent Accounting Firm, both OpCo and the Sellers Representative shall promptly execute and deliver such documents and agreements as the Independent Accounting Firm shall reasonably request in connection with its engagement and shall instruct the Independent Accounting Firm to render its decision within 45 days of its referral. The Independent Accounting Firm shall make a written determination as to each such disputed item, which determination shall be final, conclusive and binding on the parties for all purposes hereunder and shall not be subject to appeal or further review. The Independent Accounting Firm shall consider only those items and amounts in the Notice of Disagreement that the Sellers Representative and OpCo have been unable to resolve. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. All communications with the Independent Accounting Firm shall include at least one Representative of each of the Sellers Representative and OpCo, and no party shall be permitted to communicate with the Independent Accounting Firm other than as expressly set forth herein. The Sellers Representative and OpCo shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within 30 days following the submission thereof, and OpCo, the Sellers Representative and their respective Representatives shall cooperate with the Independent Accounting Firm during its resolution of any disputed items. The Independent Accounting Firm’s determination of any disputed items shall be based solely on written materials submitted by OpCo and the Sellers Representative (i.e., not on independent review), the Applicable Accounting Principles, this Agreement and the definitions included herein. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 9.9. In acting under this Agreement, the Independent Accounting Firm shall function solely as an expert and not as an arbitrator; provided, that the Independent Accounting Firm shall have the power to conclusively resolve differences in disputed items as specified in this Agreement.

(d) The costs of any dispute resolution pursuant to Section 2.4(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Sellers Representative (on behalf of the Sellers) and OpCo in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. For example, if the Sellers Representative disputes $1,000,000 of a proposed Net Adjustment Amount but the Independent Accounting Firm determines that the Sellers Representative has a valid claim for only $400,000, the Sellers Representative (on behalf of the Sellers) shall bear 60% (i.e. $600,000/$1,000,000) of the fees and expenses of the Independent Accounting Firm and OpCo shall bear the other 40% of such fees and expenses (i.e. $400,000/$1,000,000). The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by the party retaining such Representative.

(e) OpCo (and its Affiliates, including post-Closing the Company and its Subsidiaries) and the Sellers Representative will afford (during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.4) to OpCo and its Representatives, in the case of the Sellers Representative, and to the Sellers Representative and its Representatives, in the case of OpCo, reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company, its Subsidiaries and OpCo and to any other information reasonably requested for purposes of preparing and reviewing the Final Closing Statement and the Notice of Disagreement. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of the Net Working Capital, Cash, Indebtedness and Transaction Expenses as specified in this Section 2.4; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(f) The Estimated Purchase Price shall be adjusted, upwards or downwards, as follows:

(i) For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.4 minus the Estimated Net Working Capital, plus (B) the Estimated Indebtedness minus the Closing Indebtedness as finally determined pursuant to this Section 2.4, plus (C) the Closing Cash as finally determined pursuant to this Section 2.4 minus the Estimated Cash, plus (D) the Estimated Transaction Expenses minus the Closing Transaction Expenses as finally determined pursuant to this Section 2.4.

(ii) If the Net Adjustment Amount is positive, the Estimated Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount. In such event, (A) the Sellers Representative and OpCo shall execute and deliver a joint written notice to the Escrow Agent instructing the Escrow Agent to pay to each Seller their Pro Rata Share of all funds in the Adjustment Escrow Fund, and (B) OpCo shall pay to each Seller their respective Pro Rata Share of the Net Adjustment Amount.

(iii) If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Estimated Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount. In such event, OpCo and the Sellers Representative shall execute and deliver a joint written notice to the Escrow Agent instructing the Escrow Agent to (A) pay from the Adjustment Escrow Fund to OpCo an amount equal to the Net Adjustment Amount, (B) in the event the Adjustment Escrow Fund exceeds the Net Adjustment Amount, pay to each Seller their respective Pro Rata Share of the remaining funds in the Adjustment Escrow Fund after paying to OpCo the Net Adjustment Amount as provided herein and (C) in the event the Adjustment Escrow Fund is insufficient to cover the entire amount payable to OpCo pursuant hereto, then the Escrow Agent shall distribute the entire Adjustment Escrow Fund to OpCo as provided in the Escrow Agreement, and the Sellers, on or prior to the same date as the Escrow Agent distributes the Adjustment Escrow Fund to OpCo pursuant to the Escrow Agreement, shall pay an amount to OpCo equal to their Pro Rata Share of the amount of such deficiency. In the event that any Seller shall fail to pay the amount of such deficiency within the time period specified in the immediately preceding sentence, OpCo may, in its sole discretion, deliver written notice to the Escrow Agent and the Sellers Representative specifying such amount, and the Escrow Agent shall deliver a number Parent Common Shares (rounded to the nearest share) from the Indemnity Escrow Fund to OpCo equal to (x) the amount of such deficiency divided by (y) the Price Per Share, in accordance with the terms of the Escrow Agreement; provided, that the defaulting Seller (A) shall promptly restore the Indemnity Escrow Fund to the extent any Parent Common Shares are so distributed therefrom and (B) shall remain liable in the event the Indemnity Escrow Fund is insufficient to cover the amount of such deficiency. No failure on the part of OpCo to deliver a notice as specified in the immediately preceding sentence shall relieve the Seller of the obligation to pay the amount of such deficiency to OpCo.

(iv) If the Net Adjustment Amount is zero or if the Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Transaction Expenses and the resulting Estimated Purchase Price are deemed final, conclusive and binding pursuant to Section 2.4(b), OpCo and the Sellers Representative shall execute and deliver a joint written notice to the Escrow Agent instructing the Escrow Agent to pay to each Seller its respective Pro Rata Share of the funds in the Adjustment Escrow Fund.

(g) Deliveries in respect of Section 2.4(f) shall be made within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.4 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date.

(h) Any payment pursuant to this Section 2.4 shall be treated as an adjustment to the Purchase Price for U.S. federal income Tax purposes.

Section 2.5 Sellers Representative.

(a) Each Seller, by his, her or its execution of this Agreement, hereby consents to the terms of this Section 2.5 and to the appointment of Alan Zelazo as such Seller’s representative and attorney-in-fact, with full power of substitution to act on behalf of the Sellers to the extent and in the manner set forth in this Agreement and the Escrow Agreement. All decisions, actions, consents and instructions by the Sellers Representative with respect to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including all decisions, actions, consents and instructions relating to the defense or settlement of any claims for indemnification, and the Sellers Representative’s allocation of the Aggregate Closing Consideration or any other payment made by the Buyer or OpCo hereunder among the Sellers, shall be binding upon all Sellers, and no Seller shall have the right to object to, protest or otherwise contest any such decision, action, consent or instruction. The Buyer Parties shall be entitled to rely on any decision, action, consent or instruction of the Sellers Representative in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby as being the decision, action, consent or instruction of the Sellers, and the Buyer and its Affiliates are hereby relieved from any liability to any Person for acts done in accordance with any such decision, act, consent or instruction. The provisions of this Section 2.5, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Sellers, or by operation of Law, whether by death or other event.

(b) In the event the Sellers Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Sellers (acting by the vote of the Sellers who immediately prior to the Closing held a projected interest in the Purchase Price equal to or greater than a majority of the projected Purchase Price) shall select another representative to fill the vacancy of the Sellers Representative, and such substituted representative shall be deemed to be the Sellers Representative for all purposes under this Agreement and the Ancillary Agreements.

(c) The Sellers Representative shall not be liable for any act done or omitted hereunder as the Sellers Representative while acting in good faith and in the exercise of reasonable judgment. The Sellers shall, severally (in proportions based on each Seller’s Pro Rata Share), indemnify the Sellers Representative and hold the Sellers Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Sellers Representative and arising out of or in connection with the acceptance or administration of the Sellers Representative’s duties under this Agreement and the Ancillary Agreements, including the reasonable fees and expenses of any legal counsel retained by the Sellers Representative. This right of indemnification shall survive the termination of this Agreement. Any Person dealing with the Sellers Representative, including the Buyer and its Affiliates, is entitled to rely on the actions taken by, and consents and approvals given by, the Sellers Representative without the need for further investigation, and upon the communications of the Sellers Representative relating to the foregoing as the communications of the Sellers. A Person shall be entitled to rely on the Sellers Representative’s actions, consents, approvals and communications notwithstanding any knowledge of the relying Person. No Person shall have any liability for relying on the Sellers Representative in the foregoing manner.

(d) Each of the Buyer and its Affiliates shall be entitled to unconditionally assume that any action taken or omitted, or any document executed by, Alan Zelazo, purporting to act as the Sellers Representative under or pursuant to this Agreement or the Ancillary Agreements or in connection with any of the transactions contemplated hereby, has been unconditionally authorized by Sellers to be taken, omitted to be taken, or executed on their behalf so that they will be legally bound thereby, and no Seller shall institute any claim, lawsuit, arbitration or other proceeding against the Buyer or any of its Affiliates alleging that Alan Zelazo did not have the authority to act as the Sellers Representative on behalf of Sellers in connection with any such action, omission or execution. No modification or revocation of the power of attorney granted by the Sellers herein to Alan Zelazo to serve as the Sellers Representative shall be effective as against the Buyer or any of its Affiliates until it has received a document effecting said modification or revocation signed by Sellers who immediately prior to the Closing collectively held a projected interest in the Purchase Price equal to or greater than a majority of the projected Purchase Price. The Buyer and its Affiliates are hereby relieved from any liability to any Person for any acts done by the Sellers Representative.

Section 2.6 Withholding. The Buyer shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it determines it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax Law. Any amounts that are so deducted and withheld shall be timely paid to the relevant Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the applicable Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), each Seller, severally and not jointly, hereby represents and warrants to the Buyer Parties as of the date hereof as follows:

Section 3.1 Organization and Qualification. If such Seller is a legal entity, such Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has full corporate, limited liability company or limited partnership (as applicable) power and authority to own and dispose of the Shares owned by it.

Section 3.2 Authority. If such Seller is a legal entity, such Seller has full corporate, limited liability company or limited partnership (as applicable) power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. If such Seller is a natural person, such Seller has legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate, limited liability company, limited partnership or spousal or community property (as applicable) action. Each of this Agreement and the Ancillary Agreements to which such Seller is a party has been duly executed and delivered by such Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, each of this Agreement and such Ancillary Agreements constitutes the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 3.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Agreements to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i) if such Seller is a legal entity, conflict with or violate the organizational documents of such Seller;

(ii) conflict with or violate any Law applicable to such Seller or by which the Shares owned by such Seller are subject or affected; or

(iii) conflict with or violate, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties under, require the offering or making of any payment or redemption under, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person under, or otherwise adversely affect any rights of such Seller under, or result in the creation of any Encumbrance on any of the Shares pursuant to, any Contract to which such Seller is bound, except, in the case of this clause (iii), for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, materially impair the ability of such Seller to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b) Such Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Agreements to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” Laws.

Section 3.4 Shares. Such Seller is the record, legal and beneficial owner of the Shares listed as owned by such Seller on Section 3.4 of the Disclosure Schedules, free and clear of any Encumbrance (other than Encumbrances arising under securities Laws, created by the Buyer or any of its Affiliates or arising pursuant to the memorandum and articles of association of the Company). Such Seller has the full right, title, authority and power to sell, assign and transfer such Shares to the Buyer. Upon delivery to the Buyer of such Shares at the Closing and the Buyer’s payment of the Purchase Price, the Buyer shall acquire good, valid and marketable title to such Shares, free and clear of any Encumbrance (other than those arising under securities Laws or created by the Buyer or any of its Affiliates).

Section 3.5 Acquisition of Parent Common Shares. Such Seller is acquiring the Parent Common Shares for its own account, for investment purposes only and not with a view to the distribution of such Parent Common Shares. Such Seller understands that the offering and issuance of the Parent Common Shares hereunder has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and that the Parent Common Shares cannot be offered or re-sold until such offer and sale is subsequently registered under the Securities Act or unless an exemption from such registration is available to such Seller. Such Seller, other than the Excluded Share Seller, is an “accredited investor” as that term is defined in Rule 501(a) promulgated under the Securities Act. Such Seller acknowledges that the Parent Common Shares issued hereunder will bear the following or substantially similar legend thereon:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws. The shares have been acquired for investment and may not be sold or transferred in the absence of an effective registration statement for the shares under such Act unless, in the opinion of counsel satisfactory to the issuer, registration is not required under such Act or any applicable state securities laws.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company hereby represents and warrants to the Buyer Parties as of the date hereof as follows:

Section 4.1 Organization and Qualification.

(a) Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has full power and authority to own, lease and operate its respective properties and assets and to carry on its business as now conducted and as currently proposed to be conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, has not been and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has furnished to the Buyer a complete and correct copy of the certificate of formation, bylaws or equivalent organizational documents and statutory registers, each as amended to date, of the Company and each of its Subsidiaries. Such documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of the applicable provisions thereof in any material respect. The transfer books and minute books or equivalent documentation of the Company and its Subsidiaries have been made available for inspection by the Buyer prior to the date hereof and are in all material respects true and complete.

Section 4.2 Authority.

(a) The Company has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary entity action. This Agreement and each of the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto and thereto, each of this Agreement and such Ancillary Agreements constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) No vote or approval by, or other action of, the holders of any equity interests of the Company is necessary under any Law or Contract in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of transactions contemplated hereby or thereby.

Section 4.3 No Conflict; Required Filings and Consents.

(a) Except as set forth on Section 4.3 of the Disclosure Schedules, the execution, delivery and performance by the Company and the Sellers of this Agreement and each of the Ancillary Agreements to which the Company is or the Sellers are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of formation and bylaws or equivalent organizational documents of the Company or any of its Subsidiaries;

(ii) conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is subject or affected; or

(iii) conflict with or violate, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties under, require the offering or making of any payment or redemption under, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person under, or otherwise adversely affect any rights of the Company or its Subsidiaries under, or result in the creation of any Encumbrance on any property, asset or right of the Company or its Subsidiaries pursuant to any Contract to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of its respective properties, assets or rights may be bound or affected;

except, in the case of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) None of the Company or any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company or the Sellers of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except for (i) any filings required to be made under the HSR Act, (ii) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, and (iii) such actions or filings that the failure to take or make, as the case may be, would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) With respect to the Company and its Subsidiaries, no “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is applicable to the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 4.4 Capitalization. Section 4.4 of the Disclosure Schedules sets forth a complete and accurate list, as of the date of this Agreement, of all record owners of the issued and outstanding share capital of the Company and for each Subsidiary of the Company, indicating the respective number and class of shares held by each. Except for the Shares and except as set forth on Section 4.4 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has issued or agreed to issue any: (a) shares of capital stock or other equity or ownership interests; (b) options, warrants or interests convertible into or exchangeable or exercisable for shares of capital stock or other equity or ownership interests; (c) equity appreciation rights, phantom equity, interests in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (d) bonds, debentures or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and was not issued in violation of any preemptive or other rights of any Person to acquire securities of the Company or the applicable Subsidiary, and, in the case of its Subsidiaries, each such share or equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any Encumbrance (other than those arising under securities Laws). All of the aforesaid shares of capital stock or other equity or ownership interests of the Company and its Subsidiaries have been offered, sold and delivered by the Company or the applicable Subsidiary in compliance with all applicable U.S. federal, state and non-U.S. foreign Laws. Except for rights granted to the Buyer under this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued shares of capital stock or other equity or ownership interests of the Company or its Subsidiaries. No shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of formation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. No shares of capital stock or other equity or ownership interests of the Company are owned by the Company or held by the Company in treasury. There are no declared or accumulated but unpaid distributions in respect of any shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries.

Section 4.5 Equity Interests. Except for the Subsidiaries listed on Section 4.4 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, any Person.

Section 4.6 Financial Statements; No Undisclosed Liabilities.

(a) True and complete copies of the (x) audited balance sheets of Focus Genco as of December 31, 2024 and the related audited statements of income, retained earnings, stockholders’ equity and changes in financial position of Focus Genco for the 12-month periods then ended, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Audited Financial Statements”), and (y) the unaudited balance sheet of Focus Genco as of December 31, 2025 (the “Balance Sheet”), and the related statements of income, retained earnings, stockholders’ equity and changes in financial position of Focus Genco for the twelve-month period ended December 31, 2025 (collectively referred to as the “Interim Financial Statements”), are attached hereto as Section 4.6(a) of the Disclosure Schedules. Each of the Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of Focus Genco, (ii) except as in conformity with the Applicable Accounting Principles, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of Focus Genco as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

(b) Except as and to the extent adequately accrued or reserved against in the Balance Sheet, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries (prepared on a consolidated basis) or disclosed in the notes thereto, except for (i) liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet, that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (ii) liabilities and obligations incurred in connection with (A) non-delinquent executory Contracts with customers and leases and (B) trade payables and other items included in Net Working Capital, (iii) liabilities and obligations otherwise disclosed (or within any materiality threshold contained in any other representation) in this Agreement, including as part of any section of the Disclosure Schedules, and (iv) liabilities and obligations contemplated by or in connection with this Agreement or the transactions contemplated hereby.

(c) The books of account and financial records of the Company and its Subsidiaries are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice.

Section 4.7 Absence of Certain Changes or Events. Except as set forth in Section 4.7 of the Disclosure Schedules, since the date of the Balance Sheet: (i) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (ii) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; (iii) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (iv) neither the Company nor any of its Subsidiaries has taken any of the following actions:

(a) amended its certificate of formation or bylaws or equivalent organizational documents;

(b) issued, sold, pledged, transferred, disposed of or otherwise subjected to any Encumbrance (other than Permitted Encumbrances) (i) any equity or ownership interests of the Company or any of its Subsidiaries, (ii) any options, warrants, convertible securities or other rights of any kind to acquire any equity or ownership interests of the Company or any of its Subsidiaries, (iii) any material properties or assets of the Company or any of its Subsidiaries, other than sales or transfers of inventory in the ordinary course of business consistent with past practice or (iv) any stock appreciation rights, phantom stock, interests in the ownership or earnings of the Company or any of its Subsidiaries;

(c) declared, set aside, made or paid any non-cash dividend or other distribution on or with respect to any of its equity or ownership interest;

(d) reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its equity or ownership interest, or made any other change with respect to its capital structure;

(e) directly or indirectly acquired any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or entered into any joint venture, strategic alliance or similar contract or arrangement;

(f) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise materially altered the Company’s organizational structure;

(g) made any loans or advances, except in the ordinary course of business consistent with past practice;

(h) amended, waived, modified or consented to the termination of any Material Contract, or amended, waived, modified or consented to the termination of the Company’s or any of its Subsidiaries’ rights thereunder;

(i) authorized, or made any commitment with respect to, any single capital expenditure that is in excess of $100,000 or capital expenditures that are, in the aggregate, in excess of $500,000 for the Company or any of its Subsidiaries, taken as a whole;

(j) entered into any lease of real or personal property from any third party or any renewals thereof involving a term of more than six months or rental obligation exceeding $50,000 per year in any single case;

(k) increased the compensation payable or to become payable or the benefits provided to its employees or individual independent contractors (except in the ordinary course of business consistent with past practice), or granted any severance or termination payment to, or paid, loaned or advanced any amount to, any employee or individual independent contractor of the Company or any of its Subsidiaries, or established, adopted, entered into or amended any material Plan;

(l) entered into any collective bargaining agreement with any labor organization;

(m) entered into any Contract with any Related Party of the Company or any of its Subsidiaries;

(n) made any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(o) made, revoked or modified any material Tax election, settled or compromised any material Tax liability or filed any material Tax Return other than on a basis consistent with past practice;

(p) paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations in the ordinary course of business consistent with past practice;

(q) canceled, compromised, waived or released any right or claim of material value;

(r) commenced or settled any Action (other than immaterial Actions);

(s) entered into any new line of business; or

(t) announced an intention, entered into any formal or informal agreement, or otherwise made a binding commitment to do any of the foregoing.

Section 4.8 Compliance with Law; Permits.

(a) Each of the Company and its Subsidiaries is, and as of March 1, 2023 (the “Lookback Date”) has been, in compliance in all material respects with all Laws applicable to it. None of the Company, any of its Subsidiaries or any of its or their executive officers has received since the Lookback Date, any written or, to the Knowledge of the Company, oral notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company or any of its Subsidiaries is not in compliance in any material respect with any Law applicable to it.

(b) Since the Lookback Date, the Company and each of its Subsidiaries has obtained all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”). Each of the Company and its Subsidiaries is and has been since the Lookback Date in compliance in all material respects with all such Permits. No suspension, cancellation, adverse modification, revocation or nonrenewal of any Permit is pending or, to the Knowledge of the Company, threatened. No Permit is held in the name of any employee, individual independent contractor, officer, manager, equityholder, agent or otherwise on behalf of the Company or any of its Subsidiaries.

Section 4.9 Litigation. Except as set forth on Section 4.9 of the Disclosure Schedules, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any material property or asset of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, is there any basis for any such Action. There is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the Knowledge of the Company, threatened investigation by, any Governmental Authority relating to the Company or any of its Subsidiaries, any of its or their properties or assets, or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no material Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Disclosure Schedules sets forth a true and complete list of each material Plan. The Company has furnished to the Buyer a true and complete copy of each such Plan and has delivered to the Buyer a true and complete copy of each material plan document, if any, governing each such Plan, including, as applicable, (i) a copy of each trust or other funding arrangement, (ii) the current summary plan description and any summaries of material modifications, (iii) the two most recently filed Internal Revenue Service (“IRS”) Form 5500s, (iv) the most recently received IRS determination letter for each such Plan, (v) the most recently prepared actuarial report and financial statement in connection with each such Plan, and (vi) any non-routine correspondence with any Governmental Authority with respect to such Plan since the Lookback Date. Neither the Company nor any of its Subsidiaries have any express or implied commitment (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the “Code”).

(b) None of the Plans referred to in Section 4.10(a) is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Except as set forth on Section 4.10(b) of the Disclosure Schedules, none of such Plans: (i) provides for the payment of separation, severance, termination or similar-type benefits to any person; (ii) obligates the Company or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of the transactions contemplated by this Agreement or the Ancillary Agreements; or (iii) obligates the Company or any of its Subsidiaries to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement or the Ancillary Agreements. None of such Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, individual independent contractor, officer or manager of the Company or any of its Subsidiaries.

(c) Each Plan is now and has since the Lookback Date been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. The Company and its Subsidiaries have in all material respects performed all obligations required to be performed by them and is not in any respect in default under or in violation under any Plan, nor to the Knowledge of the Company is there any such default or violation by any other party to any Plan.

(d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a timely favorable determination letter from the IRS, covering all of the provisions applicable to the Plan for which determination letters are currently available, that the Plan is so qualified. No fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Plan.

(e) There has not been any non-exempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan. Neither the Company nor any of its Subsidiaries have incurred any liability under, arising out of or by operation of Title IV of ERISA (including on account of any ERISA Affiliate), other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course, including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that would give rise to any such liability.

(f) All contributions, premiums or payments required to be made with respect to any Plan have in all material respects been made on or before their due dates. As of the date hereof, no Plan that is subject to Title IV of ERISA will have an “unfunded benefit liability” within the meaning of Section 4001(a)(18) of ERISA.

(g) There are no Actions (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Plan or any related trust or other funding medium thereunder or with respect to the Company or any of its Subsidiaries or any ERISA Affiliate as the sponsor or fiduciary thereof or, to the Knowledge of the Company, with respect to any other fiduciary thereof.

(h) No Plan or any related trust or other funding medium thereunder or any fiduciary thereof is, to the Knowledge of the Company, the subject of an audit, investigation or examination by any Governmental Authority.

(i) The Company and its Subsidiaries and its ERISA Affiliates do not maintain any Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code and the applicable provisions of the Patient Protection and Affordable Care Act and the Health Insurance Portability and Accountability Act of 1986. The Company and its Subsidiaries are not subject to any liability, including additional contributions, taxes, fines, penalties or loss of tax deduction as a result of such administration and operation.

(j) With respect to each Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), such plan or arrangement has been operated so as to avoid any tax, interest or penalty thereunder; and the document or documents that evidence each such plan or arrangement have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code. The Company and its Subsidiaries have no obligation to compensate any Person for any excise taxes that may be incurred by such Person under Section 409A of the Code.

(k) The Company and its Subsidiaries are not obligated to make any payments, including under any Plan, that reasonably could be expected to be “excess parachute payments” pursuant to Section 280G of the Code and the Company and its Subsidiaries have no obligation to compensate any Person for any excise taxes that may be incurred by such Person under Section 4999 of the Code.

(l) Without limiting the foregoing, (i) all Plans that are maintained primarily for the benefit of any current or former employee, officer, service provider or director of the Company or any of its Subsidiaries outside of the United States (or any of their beneficiaries or dependents) (“Non-U.S. Benefit Plans”) comply in all material respects with their terms and applicable local Law, and (ii) each Non-U.S. Benefit Plan which, under the Laws of the applicable non-U.S. country, is required to be registered or approved by any Governmental Entity, has been so registered or approved and each Non-U.S. Benefit Plan intended to qualify for special tax treatment meets all the requirements for such treatment.

Section 4.11 Labor and Employment Matters.

(a) Section 4.11(a) of the Disclosure Schedules sets forth a materially complete and accurate list of each current employee and individual independent contractor of the Company or any of its Subsidiaries (each a “Company Service Provider”), and with respect to each Company Service Provider, (i) his or her (A) name or employee ID number; (B) title or position (including whether full or part time); (C) employment location, (D) employer entity, (E) status as exempt or non-exempt under the Fair Labor Standards Act (or analogous local Law), (F) hire date; (G) current annual base compensation or hourly wage rate; and (H) commission, bonus or other incentive-based compensation arrangements (including target bonus, if applicable); and (ii) whether such individual is currently actively employed and, if on leave of absence, when such leave began and the expected return to work date.

(b) Neither the Company nor its Subsidiaries are a party to any labor or collective bargaining Contract that pertains to employees of the Company or any of its Subsidiaries. There are no, and since the Lookback Date have been no, organizing activities or collective bargaining arrangements that could materially affect the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, under discussion with any labor organization or group of employees providing services to the Company or its Subsidiaries. There is no, and since the Lookback Date have been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract. There are no pending or, to the Knowledge of the Company, threatened union grievances or union representation questions involving employees providing services to the Company or its Subsidiaries.

(c) Each of the Company and its Subsidiaries is, and since the Lookback Date has been, in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws. No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(d) Each of the Company and its Subsidiaries has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all material amounts required to be withheld from employees of the Company or the applicable Subsidiaries and, to the Knowledge of the Company, is not liable for any arrears of wages, taxes, or penalties in connection with any services or work performed on behalf of the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries has paid in full to all its employees for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(e) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Neither the Company nor any of its Subsidiaries or any of its or their officers or managers have received since the Lookback Date any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

(f) There have been no written allegations, claims or investigations of harassment, discrimination, or retaliation against any senior manager, officer or director of the Company or its Subsidiaries at any time since the Lookback Date.

Section 4.12 Title to, Sufficiency and Condition of Assets.

(a) The Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the date of the Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice. Except as set forth on Section 4.12 of the Disclosure Schedules, the assets owned or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted in all material respects. None of the assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than Permitted Encumbrances.

(b) All tangible assets owned or leased by the Company or its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

(c) Section 4.12(c) of the Disclosure Schedules sets forth a true and complete list, as of the date hereof, of (i) (A) each turbine owned by the Company or any of its Subsidiaries and (B) each turbine that has been ordered by the Company or any of its Subsidiaries but not yet delivered (clauses (A) and (B), collectively, the “Turbines” and each a “Turbine”), and (ii) the serial number (or, if the serial number cannot reasonably be obtained for Turbines covered by the foregoing clause (i)(B), such other reasonable identifier) of each such Turbine. None of the Turbines are subject to certificate of title statutes or regulations under which a security interest in such Turbines is perfected by an indication on the certificate of title of such Turbines (in lieu of filing of financing statements).

(d) As of the date hereof, the Company or its Subsidiaries directly or indirectly owns, or has a valid and enforceable right to acquire pursuant to one or more binding Contracts, the Equipment. All tangible assets owned or leased by the Company or any of its Subsidiaries are located on Licensed Real Property, on location with a customer of the Company in accordance with the records of the Company or in transit between such customer location and Licensed Real Property in the ordinary course of business. The Company has not made any unfulfilled commitments for the acquisition of any turbines or other material tangible assets other than replacement parts in the ordinary course of business. To the Knowledge of the Company, none of the Turbines will require material maintenance or upgrade in the six months following the date hereof to remain in good operating condition and repair or continue operating in the ordinary course of business.

Section 4.13 Real Property.

(a) Except for the Licensed Real Property, neither the Company nor any Subsidiary owns, leases, subleases, or otherwise holds a fee, remainder, leasehold or sub-leasehold interest in any real property. None of the Company nor any of its Subsidiaries has ever owned any real property, nor is the Company or any of its Subsidiaries a party to any Contract to purchase, sell, lease, or sublease any real property or which provides the Company or any Subsidiary any option to purchase, sell, lease, or sublease any real property.

(b) Section 4.13(b) of the Disclosure Schedules sets forth a true and complete list of all Licensed Real Property. To the Knowledge of the Company, the Licensed Real Property is not subject to any governmental decree or order to be sold or is being condemned, expropriated, re-zoned or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed. The Company has delivered or made available to the Buyer true and complete copies of all material licenses, occupancy agreements, office services agreements, or other agreements providing the Company or any Subsidiary the right to use or occupy any Licensed Real Property and all amendments and modifications thereto (“Real Property Licenses”), and all such Real Property Licenses are in full force and effect, and there exists no default under any such Real Property Licenses by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto.

(c) Neither the Company nor any of its Subsidiaries is party to any Contract that precludes or restricts the ability to use any Licensed Real Property by the Company or any of its Subsidiaries for the current use of such real property. To the Knowledge of the Company, there are no material latent defects or material adverse physical conditions affecting the Licensed Real Property. All structures and other buildings or improvements on which the Company or any Subsidiary have a right to use or occupy pursuant to any Real Property Licenses are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Disclosure Schedules sets forth a true and complete list of all registered Marks, issued Patents, registered Copyrights, and Domain Names and Social Media Accounts, including any pending applications to register any of the foregoing, in each case included in the Company Owned IP (collectively, the “Company Registered IP”), and any material unregistered Marks. The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all of the Company Registered IP. All Company Registered IP is valid and subsisting and, to the Knowledge of the Company, enforceable, and the Company has not received any written notice or claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP. No Company Registered IP has been abandoned, cancelled, forfeited, relinquished or adjudicated invalid or unenforceable, or is subject to any outstanding order, writ, injunction, judgment, stipulation or decree of a Governmental Authority restricting its use or adversely affecting or reflecting the Company’s or its Subsidiaries’ rights thereto. Neither the Company nor any of its Subsidiaries has taken any action or, to the Knowledge of the Company, failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications), other than (i) any failure to act in connection with the expiration of the statutory term for any Company Registered IP or (ii) with respect to any Company Registered IP that the Company has permitted to expire or allowed to be cancelled or abandoned in its reasonable business judgment.

(b) No Company Registered IP is now involved in any opposition, cancellation, interference, reissue, reexamination or similar proceeding and, to the Knowledge of the Company, no such proceeding is or has been threatened in writing with respect to any of such Company Registered IP.

(c) The Company or its Subsidiaries exclusively own, free and clear of any and all Encumbrances (other than Permitted Encumbrances), all Company Owned IP and holds valid rights to use all other Intellectual Property necessary for or used in the Company’s or its Subsidiaries’ businesses as presently conducted (together with the Company Owned IP, the “Company Business IP”). Neither the Company nor any of its Subsidiaries has received any notice or claim challenging the Company’s or its Subsidiaries’ ownership of any of the Company Owned IP or its Subsidiaries, nor to the Knowledge of the Company is there a reasonable basis for any claim that the Company or the applicable Subsidiary does not so own any of such Company Owned IP.

(d) The Company and its Subsidiaries have taken commercially reasonable steps to protect its and their rights in its Intellectual Property and at all times has maintained the secrecy, confidentiality and value of all material Trade Secrets included in the Company Owned IP or any of its Subsidiaries and material Proprietary Information in the possession or under the control of the Company and its Subsidiaries, including entering into appropriate confidentiality agreements with all Persons with access to such Trade Secrets or Proprietary Information. None of such Trade Secrets or Proprietary Information has been disclosed or authorized to be disclosed to any Person other than to employees or agents of the Company or its Subsidiaries for use in connection with the business of the Company or its Subsidiaries or pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interest of the Company and its Subsidiaries in and to such Trade Secrets and Proprietary Information. To the Knowledge of the Company, no unauthorized disclosure of any such Trade Secrets or Proprietary Information has occurred.

(e) No Company Owned IP developed by or for the Company and its Subsidiaries was conceived, invented, reduced to practice, authored or otherwise created by employees of the Company or its Subsidiaries acting within the scope of their employment or independent contractors of the Company or its Subsidiaries.

(f) The development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company or any of its Subsidiaries, and all of the other activities or operations of the Company or any of its Subsidiaries, have not in the past six years infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party, and neither the Company nor any of its Subsidiaries has received any written notice or claim in the past six years asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the Knowledge of the Company, is there a reasonable basis therefor. No Intellectual Property owned by or licensed to the Company or any of its Subsidiaries, to the Knowledge of the Company with respect to Intellectual Property licensed to the Company or any of its Subsidiaries, is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Company or any of its Subsidiaries. Except as set forth on Section 4.14(f) of the Disclosure Schedules, to the Knowledge of the Company, in the past six years, no third party has or is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries in a material manner.

(g) Except as set forth on Section 4.14(g) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any material Company Owned IP. Upon the consummation of the Closing, Buyer shall succeed to all of the material Company Owned IP necessary for the conduct of the Company’s and its Subsidiaries’ businesses as they are currently conducted and all of such rights shall be exercisable by Buyer to the same extent as by the Company and its Subsidiaries prior to the Closing. No loss of any of the material Company Owned IP used by the Company or any of its Subsidiaries in the conduct of its business is threatened, pending or reasonably foreseeable.

(h) The execution, delivery and performance by the Company and each Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, will not (i) alter or impair the ownership or right of the Company or its Subsidiaries to use any of the Company Business IP or any component thereof or (ii) give rise to any right of any third party to terminate or re-price or otherwise modify any of the Company’s or its Subsidiaries’ rights or obligations under any agreement under which any right or license of or under Intellectual Property is granted to or by the Company or its Subsidiaries. The Company Business IP constitutes all Intellectual Property necessary to operate the businesses of the Company and its Subsidiaries as currently conducted.

(i) The Company or one of its Subsidiaries, as the case may be, owns or has rights to access and use all computer hardware, servers, networks, platforms, firmware, applications, databases, peripherals, data communication lines and other information technology equipment and related systems, including any outsourced systems and processes, in each case, used in connection with the business of the Company and its Subsidiaries or otherwise necessary for the conduct of the business of the Company and its Subsidiaries (collectively, the “IT

Systems”). The Company and its Subsidiaries have taken commercially reasonable steps in material accordance with industry standards to secure the IT Systems from unauthorized access or use by any Person, and to ensure the continued and materially uninterrupted and error-free operation of the IT Systems. The IT Systems are adequate in all material respects for their intended use and for the operation of the business of the Company and its Subsidiaries as currently operated by the Company and its Subsidiaries, and are in good working condition (normal wear and tear excepted), and, to the Knowledge of the Company, are free of all viruses, worms, Trojan horses and other known contaminants and do not contain any material bugs, errors or problems of a nature that would materially disrupt their operation or have a material adverse impact on the operation of the IT Systems. There has not been any material malfunction or vulnerability with respect to any of the IT Systems since the Lookback Date, that has not been remedied or replaced in all material respects. No material capital expenditures are necessary with respect to the use of the IT Systems other than capital expenditures in the ordinary course of business that are consistent with the past practice of the Company and its Subsidiaries since the Lookback Date.

Section 4.15 Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to each of the Company and its Subsidiaries have been timely filed on or before the due date thereof (taking into account any applicable extension of time within which to file), and such Tax Returns are true, correct and complete in all material respects. There are no Taxes of Sellers, the Company or any of its Subsidiaries, or any of the respective Affiliates of any of the foregoing for which Buyer (or any of its Affiliates) would reasonably be expected to be liable as a result of the transactions contemplated by this Agreement.

(b) All material Taxes of the Company and its Subsidiaries that are required by Law to be paid by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid. Each of the Company and its Subsidiaries has adequately reserved in the Financial Statements in accordance with the Applicable Accounting Principles all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the dates thereof. Neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. Each of the Company and its Subsidiaries has complied in all material respects with applicable Tax Laws.

(c) Neither the Company nor any of its Subsidiaries is currently the subject of an audit, examination or other Actions relating to Taxes of the Company or any of its Subsidiaries by any Taxing Authority. Neither the Company nor any of its Subsidiaries has received any written notices from any Taxing Authority that such an audit, examination or other Actions is currently pending or being threatened. No deficiency for any material amount of Taxes has been asserted or assessed by any Taxing Authority in writing against the Company or any of its Subsidiaries, except for deficiencies which have been satisfied by payment, settled, withdrawn or otherwise resolved. To the Knowledge of the Company, there are no matters under discussion with any Taxing Authority with respect to the liability of the Company or any of its Subsidiaries with respect to Taxes that would reasonably be expected to result in an additional liability for Taxes with respect to the Company or any of its Subsidiaries.

(d) All material Taxes that the Company or any of its Subsidiaries is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been timely paid or remitted over to the proper Taxing Authorities to the extent due and payable. Each of the Company and its Subsidiaries properly has requested, received, and retained material necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transaction as to which such Person otherwise would have been obligated to collect or withhold Taxes. Each of the Company and its Subsidiaries has complied with all material information reporting and record keeping requirements under all applicable Tax Laws, including retention and maintenance of required records with respect thereto.

(e) There are no material Encumbrances (other than Permitted Encumbrances) on any of the assets of or the equity interests in the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than (i) any Tax sharing, indemnification or allocation agreement or Contract the only parties to which are any the Company or any of its Subsidiaries and (ii) any customary Contracts entered into in the ordinary course of business and the principal purpose of which is not the allocation or sharing of Taxes.

(g) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 or Section 361 of the Code.

(h) Neither the Company nor any of its Subsidiaries has received a written material claim to pay Taxes or file Tax Returns from a Taxing Authority of a certain type in a jurisdiction where the Company or such Subsidiary has not filed Tax Returns of such type, which such claim has not been resolved.

(i) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) (or any corresponding or comparable U.S. state or local or non-U.S. Tax Law) that has not been disclosed in the relevant Tax Return of the Company or such Subsidiary.

(j) Each of the Company and its Subsidiaries is in material compliance with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of such Person, and the prices charged, paid, or incurred between (or among) the Company and its Subsidiaries and their respective Affiliates, or any combination thereof, for any property or services (or for the use of money or any other property) are arm’s-length prices for purposes of all applicable transfer pricing Laws (and no other material consideration has been charged, paid, or incurred for any such property or services other than those documented prices that were charged, paid, and incurred for such property and services).

(k) Each of the Company and its Subsidiaries has previously delivered or made available to the Buyer (and, if any such Person is a member of an “affiliated group” within the meaning of Section 1504(a)(1) of the Code, the common parent of such affiliated group has previously delivered or made available to the Buyer) complete and accurate copies of all material U.S. federal, state, local, and non-U.S. Tax Returns of such Person (or, if applicable, the common parent of its affiliated group) for all taxable years since the formation of the Company and its Subsidiaries, as applicable, including, if available, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries (or, if applicable, the common parent of its affiliated group) for all taxable years remaining open under the applicable statutes of limitations.

(l) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment or collection of any Tax which such waiver or extension is currently in effect, nor has any request been made in writing for any such extension or waiver other than extensions automatically available by statute that do not result in the imposition of any penalty or addition to Tax. There are no powers of attorney in effect with respect to Taxes of the Company or any of its Subsidiaries.

(m) Neither the Company nor any of its Subsidiaries has sought or received any benefit in respect of any Pandemic Response Law.

(n) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date (whether pursuant to Code Section 481, Code Section 263A, or otherwise); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of applicable state, local, or non-U.S. Law); (v) prepaid amount received on or prior to the Closing Date; or (vi) deferred revenue accrued prior to the Closing Date; (vii) deferred gains arising prior to the Closing Date; or (viii) any election under Section 965(h) of the Code. Each of the Company and its Subsidiaries is, and has been at all times on and subsequent to its formation, an “accrual method” taxpayer under the Code. The Company’s taxable year is the calendar year.

(o) Neither the Company nor any of its Subsidiaries will have any liability for the Taxes of any other Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, operation of Law or otherwise.

(p) Neither the Company nor any of its Subsidiaries ever has been included in (or is includible in) any “affiliated group” within the meaning of Section 1504(a)(1) of the Code (other than an “affiliated group” within the meaning of Section 1504(a)(1) of the Code of which Genco Power Solutions Holding LLC (“Holdings”)) is the common parent within the meaning of

Section 1504(a)(1) of the Code. Holdings is the common parent of such an affiliated group consisting solely of Holdings and Focus Genco (the “Affiliated Group”). Since September 11, 2025, Focus Genco has been a member of the Affiliated Group of which Holdings is the common parent. Since its formation, Genco Power Services LLC has been classified as an entity disregarded as separate from Holdings for U.S. federal income tax purposes.

(q) The tax classification for U.S. federal income tax purposes of each of the Company and its Subsidiaries at all times on and after the date of formation of each such entity and as of the Closing Date is set forth on Section 4.15(q) of the Disclosure Schedules (and, if the applicable Person has had more than one tax classification for U.S. federal income tax purposes on or subsequent to its formation, then each tax classification of such Person is set forth on Section 4.15(q) of the Disclosure Schedules, along with the dates indicating the period in which such Person was classified as such an entity for U.S. federal income tax purposes).

(r) Except as set forth on Section 4.15(r) of the Disclosure Schedules, each of the Company’s Subsidiaries (x) is a “United States person” (as defined in Section 7701(a)(30) of the Code), (y) is a resident for Tax purposes in the “United States” (as defined in Section 7701(a)(9) of the Code), and (z) is not nor has ever had any branch, agency, permanent establishment, or other taxable presence other than in the “United States” (as defined in Section 7701(a)(9) of the Code). The Company (x) is not, and never has been, a “United States Person” (as defined in Section 7701(a)(30) of the Code) and is not treated as a U.S. corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code, Section 897(i) of the Code, Section 953(d) of the Code, or otherwise, (y) is a resident for Tax purposes in the Cayman Islands, and (z) has not engaged and does not engage in a trade or business within the United States within the meaning of Section 864(b) of the Code and does not have, and has not had, any income that is effectively connected with the conduct of a trade or business within the United States within the meaning of Section 864(c) of the Code or any similar provision of an applicable bilateral tax treaty.

(s) Each of the Company and its Subsidiaries has complied with any rules relevant to any applicable Tax holiday or similar or analogous Tax incentives, and neither such compliance nor such holiday or other incentive shall be negatively affected by the transactions contemplated by this Agreement.

(t) Neither the Company nor any of its Subsidiaries has forgiven any debt (other than the write-off of certain accounts receivable or work in process in the ordinary course of business) or received forgiveness of any debt, in any taxable period.

(u) Neither the Company nor any of its Subsidiaries is, or ever has been, a partnership described in Treasury Regulations Section 1.1445-11T(d)(1).

(v) Except as set forth on Section 4.15(v) of the Disclosure Schedules, the Company is not a “controlled foreign corporation” within the meaning of Code Section 957, a “passive foreign investment company” within the meaning of Code Section 1297 a “United States real property holding corporation” within the meaning of Code Section 897, or a “surrogate foreign corporation” within the meaning of Code Section 7874(a)(2)(B). Except as set forth on Section 4.15(v) of the Disclosure Schedules, none of the Company’s Subsidiaries is, nor has any of the Company’s Subsidiaries ever been, a “passive foreign investment company” within the meaning of Code Section 1297 or a “United States real property holding corporation” within the meaning of Code Section 897.

(w) Each of the Company and its Subsidiaries has complied with applicable information reporting and record maintenance requirements in Code Sections 6038, 6038A, and 6038B and the Treasury Regulations thereunder (and any similar provision of state, local, or non-U.S. Law).

All references to the Company or its Subsidiaries in this Section 4.15 shall include references to any Person which merged with and into or liquidated into the Company or such Subsidiary in a transaction in which tax attributes were carried over pursuant to Section 381 of the Code.

Section 4.16 Environmental Matters.

(a) Each of the Company and its Subsidiaries is, and since the Lookback Date has been, in compliance in all material respects with all applicable Environmental Laws.

(b) Except in material compliance with applicable Environmental Law, no Hazardous Substances are or have been present, and there is and has been no Release or threatened Release of Hazardous Substances nor any Remediation or corrective action of any kind relating thereto, on, in, at or under any properties (including any buildings, structures, improvements, soils or subsurface strata, surface water bodies or drainage ways, and ground waters thereof) (i) currently or formerly owned, leased or operated by or for the Company or any of its Subsidiaries or any predecessor company (which shall not include any customer facilities at which the Company may operate); (ii) to which the Company or any of its Subsidiaries has sent for disposal any Hazardous Substances; or (iii) to the Knowledge of the Company, with respect to which the Company or any of its Subsidiaries may be liable. No underground improvement, including any treatment or storage tank or water, gas or oil well, is or has been located on any property described in the foregoing sentence. There has been no Release of, threatened Release of or contamination by Hazardous Substances for which the Company or any of its Subsidiaries is actually, contingently, potentially or allegedly liable under any Environmental Law.

(c) There is no pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Company, threatened Action with respect to the Company or any of its Subsidiaries relating to Hazardous Substances or otherwise under any Environmental Law.

(d) Since the Lookback Date, no Environmental Permits have been necessary for the operation of the Company’s and its Subsidiaries’ normal business operations.

(e) The Company and its Subsidiaries have made available to the Buyer all Environmental Permits, audits and other material reports pertaining to compliance with Environmental Law and all “Phase I,” “Phase II” or other environmental reports in their possession, or to which they have reasonable access, addressing every location owned, operated or leased by the Company or any of its Subsidiaries.

(f) For purposes of this Agreement:

(i) “Environmental Laws” means: any Laws of any Governmental Authority relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.

(ii) “Environmental Permits” means all Permits required under any Environmental Law.

(iii) “Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, perfluoroalkyl and polyfluoroalkyl substances, asbestos and radon; and (E) any pollutant, contaminant, substance, material, waste, or words of similar import regulated by any Governmental Authority pursuant to any Environmental Law.

(iv) “Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in Subsections (A) and (D) of 42 U.S.C. § 9601(22).

(v) “Remediation” means (A) any remedial action, remedy, response or removal action as those terms are defined in 42 U.S.C. § 9601, (B) any corrective action as that term has been construed pursuant to 42 U.S.C. § 6924, and (C) any measures or actions required or undertaken to investigate, assess, evaluate, monitor, or otherwise delineate the presence or Release of any Hazardous Substance in or into the environment or to prevent, clean up or minimize a Release or threatened release of Hazardous Substances.

Section 4.17 Material Contracts.

(a) Except as set forth in Section 4.17(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract of the following nature (such Contracts, which are required to be set forth in Section 4.17(a) of the Disclosure Schedules, being “Material Contracts”):

(i) any Contract for the purchase of materials, supplies or services involving payment of more than $100,000;

(ii) any Contract relating to or evidencing Indebtedness (including solely for purposes of this Section 4.17(a)(ii), notwithstanding the definition of Indebtedness, any letters of credit, whether drawn or undrawn and specifying the letter of credit number, the obligors, the issuing bank, the face amount, the expiry date, the credit or lease facility such letter of credit is required under, whether such letter of credit has been drawn, and if so, the drawn amount) or, other than Permitted Encumbrances, mortgaging, pledging or otherwise placing an Encumbrance on any of the assets or properties of the Company and or its Subsidiaries;

(iii) any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in any Person, including take-or-pay contracts or keepwell agreements;

(iv) any Contract with any Governmental Authority;

(v) other than the organizational documents of the Company or its Subsidiaries, any Contract with any Related Party of the Company or any of its Subsidiaries;

(vi) any Contract that limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(vii) any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or any of its Subsidiaries), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $100,000;

(viii) any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $100,000;

(ix) any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person, excluding indemnification provided by the Company or any of its Subsidiaries in the ordinary course of business;

(x) any (A) Inbound License Agreement other than (1) a nonexclusive license of commercially available “off-the-shelf” software, for an aggregate license fee of no more than $50,000 annually, (2) a license for Open Source Materials, and (3) Contracts including licenses for software preinstalled as a standard part of hardware or equipment purchased or used by the Company or its Subsidiaries; (B) exclusive Outbound License Agreement; or (C) Contract that limits the Company’s or any of its Subsidiaries’ rights to use, or enforce or register Intellectual Property owned, used, or held for use by the Company or any of its Subsidiaries, including covenants not to sue and co-existence agreements;

(xi) any Contract relating to any joint venture, partnership or other similar agreement or arrangement;

(xii) any Contract providing for any merger, acquisition or disposition transaction involving any Person or any business unit or division thereof, or any other assets or liabilities that are material to the Company or its Subsidiaries;

(xiii) any Contract with any labor union;

(xiv) any Contract relating to settlement or other final disposition of any Action since the Lookback Date;

(xv) any hedging, futures, options or other derivative Contract;

(xvi) any Contract that contains rights or obligations for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any of its Subsidiaries, in each case, that remain unsatisfied as of immediately prior to the execution of this Agreement;

(xvii) any Contract that results in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or its or their respective businesses other than in the ordinary course of business;

(xviii) any Contract to which the Company or any of its Subsidiaries is a party, or to which any Seller or any of their Affiliates is a party and that relates primarily to the Equipment.

(b) Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect. None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract in any material respect, nor has the Company or any of its Subsidiaries received any written claim or, to the Knowledge of the Company, oral notice of any such breach, violation or default. The Company has delivered or made available to the Buyer true and complete copies of all Material Contracts, including any amendments thereto.

Section 4.18 Affiliate Interests and Transactions.

(a) Except as set forth on Section 4.18 of the Disclosure Schedules, no Related Party of the Sellers or the Company or any of its Subsidiaries: (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any material competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries or its or their business; (ii) owns or has owned since the Lookback Date, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in or pertaining to the business of the Company or any of its Subsidiaries; or (iii) has or has had any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms. Ownership of securities that are registered under the Securities Exchange Act of 5% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.18.

(b) Except for this Agreement, Contracts to provide the services in accordance with the Services Agreement (including as amended by the Services Agreement Amendment) or as set forth on Section 4.18 of the Disclosure Schedules, there are no Contracts by and between the Company or any of its Subsidiaries, on the one hand, and any Related Party of the Company or any of its Subsidiaries, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Company or any of its Subsidiaries (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).

(c) There are no outstanding notes payable to, accounts receivables from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Sellers or the Company or any of its Subsidiaries. Except as set forth on Section 4.18 of the Disclosure Schedules, since the date of the Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Sellers or the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.19 Insurance. Section 4.19 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, workers compensation, product liability and all other types of insurance policies maintained by the Company or any of its Subsidiaries, and any claims made under each such policy since January 1, 2024. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. None of the Company or any of its Subsidiaries has received written notice of, nor to the Knowledge of the Company is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. The activities and operations of the Company and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

Section 4.20 Data Privacy and Cybersecurity.

(a) The Company and its Subsidiaries, and their respective officers, directors, employees, contractors, agents and any processors acting on their behalf, are and have since the Lookback Date been in compliance in all material respects with all applicable Data Protection Requirements. Neither the Company nor any of its Subsidiaries has received any written notice, or is currently or, to the Knowledge of the Company, has ever been subject to any audit or investigation, in each case regarding the Processing of Personal Information or alleging a material violation of any Data Protection Requirements.

(b) The Company and its Subsidiaries have established, implemented, maintain and enforce commercially reasonable technical, physical, administrative and organizational measures designed to ensure the confidentiality, integrity, availability and security of all Company data and all Personal Information that is Processed by or on behalf of the Company or any of its Subsidiaries and to prevent any unlawful, accidental or unauthorized access thereto or use, disclosure, acquisition, exfiltration, theft, loss, alteration, corruption, destruction, or unavailability thereof. Since the Lookback Date, the Company and its Subsidiaries have routinely monitored and assessed security risks on a regular basis and remediated all material threats, deficiencies and vulnerabilities identified in each such assessment.

(c) Since the Lookback Date, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries have experienced any incident, including any breach of security, in which any Personal Information that is or was Processed by or on behalf of the Company or any of its Subsidiaries was or may have been accessed, used, disclosed, acquired, exfiltrated, stolen, lost, altered, corrupted, destroyed or rendered unavailable unlawfully, accidentally or without authorization (a “Security Incident”). Neither the Company nor any of its Subsidiaries has notified or been required by any Data Protection Requirement to notify any Governmental Authority of a Security Incident.

(d) The performance of this Agreement will not violate, or require any notices to (or consents from) any Person under, any Data Protection Requirements.

(e) Neither the Company nor any of its Subsidiaries have used or are currently using, including through the Company’s or any of its Subsidiaries’ use of products or services licensed from or otherwise provided by a third-party vendor, artificial intelligence or automated decision-making technology (i) as a component of any of the Company’s or any of its Subsidiary’s products or services, (ii) for high-risk purposes, including significant or consequential decisions concerning a Person or profiling of a Person, or (iii) to develop any Intellectual Property in a manner that would materially affect the Company’s or its Subsidiaries’ ownership or rights therein.

Section 4.21 Customers and Suppliers.

(a) Section 4.21(a) of the Disclosure Schedules sets forth a true and complete list of (i) all customers of the Company and its Subsidiaries with a billing for each such customer of $250,000 or more during the 12 months ended December 31, 2025, and (ii) the amount for which each such customer was invoiced during such period. Neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, oral notice that any of such customers (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or its Subsidiaries or (B) has sought, or is seeking, to materially reduce the price it will pay for the services of the Company or its Subsidiaries. None of such customers has otherwise threatened in writing to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

(b) Section 4.21(b) of the Disclosure Schedules sets forth a true and complete list of (i) all suppliers of the Company and its Subsidiaries from which the Company or a Subsidiary thereof ordered supplies or services with an aggregate purchase price for each such supplier of $250,000 or more during for the 12 months ended December 31, 2025, and (ii) the amount for which each such supplier invoiced the Company or such Subsidiary during such period. Neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, oral notice that there has been any material adverse change in the price of such supplies or services provided by any such supplier, or that any such supplier will not sell supplies or services to the Company and its Subsidiaries at any time after the date hereof on terms and conditions substantially the same as those used in its current sales to the Company and its Subsidiaries, subject to general and customary price increases. No such supplier has otherwise threatened in writing to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

Section 4.22 Accounts Receivable. All accounts receivable reflected on the balance sheets of the Company and its Subsidiaries represent bona fide and valid obligations arising from sales actually made or services actually performed in the ordinary course of business. There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of any accounts receivable related to the amount or validity of such accounts receivable.

Section 4.23 Bank Accounts; Powers of Attorney. Section 4.23 of the Disclosure Schedules sets forth a true and complete list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Company or any of its Subsidiaries, (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes and (c) all outstanding powers of attorney or similar authorizations granted by the Company or any of its Subsidiaries, copies of which have been furnished to the Buyer.

Section 4.24 Relations With Governments, etc.; Anti-Corruption Matters; Export Control Matters; Sanctions Matters.

(a) None of the Company, any of its Subsidiaries, or any of their Affiliates, nor to the Knowledge of the Company, any other agent or person acting on behalf of the Company or any of its Subsidiaries or their respective Affiliates has taken any action, directly or indirectly, that would result in a violation by any of the foregoing of: the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”); or any similar anticorruption Laws applicable to the Company or any of its Subsidiaries or their respective Affiliates.

(b) The Company and its Subsidiaries have been for the past five years in material compliance with Export Control Laws. No approval from any Governmental Authority for the transfer of any export licenses to the Buyer is required, or if required, no such approval is expected to result in a material delay to Closing or impose a material cost on the Buyer.

(c) The Company and its Subsidiaries are, and have been since April 24, 2019, in material compliance with Sanctions.

(d) None of the Sellers, the Company or its Subsidiaries, including any of their respective directors, executives, officers, or, to the Knowledge of the Company, any representatives, agents and employees, acting for or on behalf of the Sellers, the Company, or any of their Subsidiaries, currently or since April 24, 2019: (i) is or has been a Sanctioned Person or has acted, directly or indirectly, on behalf of a Sanctioned Person; or (ii) has owned or has been owned, 50% or more, individually or in the aggregate, directly or indirectly, by, or, as relevant and determined under applicable Sanctions, controlled by any Sanctioned Person.

(e) The Sellers, the Company and its Subsidiaries have not received and, after due inquiry and care, are not aware of any current or threatened investigation, inquiry, audit, complaint, lawsuit, voluntary or involuntary disclosure, warning letter, penalty notice, or other regulatory action, whether internal, by a Government Authority, or a private party, alleging any violation of Export Control Laws (in the past five years) or Sanctions (since April 24, 2019), nor have the Sellers, the Company or any of its Subsidiaries been convicted of violating any Export Control Laws (in the past five years) or Sanctions (since April 24, 2019).

Section 4.25 Outbound Investment. Neither the Company nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Company nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in any “prohibited transaction” (as defined in the Outbound Investment Rules) or any other activity that would cause the Buyer to be in violation of the Outbound Investment Rules or cause the Buyer to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 4.26 No Critical Technologies, Infrastructure or Data U.S. Business. Neither the Company nor any of its Subsidiaries engages in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of Section 721 of the U.S. Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. Neither the Company nor any of its Subsidiaries has any current intention of engaging in such activities in the future.

Section 4.27 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Sellers, the Company or any of its Subsidiaries.

Section 4.28 Energy Regulatory. Neither the Company nor any of its Subsidiaries is, or owns any entity that is, regulated as a public utility, public service corporation, public service company, electric utility, power generation company, power marketer, retail gas or electric supplier, natural gas company, natural gas utility, natural gas distribution company, oil pipeline, or similar regulated utility entity under United States federal or state Law or regulation.

Section 4.29 No Other Operations. Except as set forth on Section 4.29(i) of the Disclosure Schedules and except for its ownership of Holdings, the Company does not (a) own, and has never owned, any assets other than Cash, (b) have, and has never had, any employees, (c) have, and has never had, any operating liabilities or obligations, or (d) conduct, and has never conducted, any business or operations. Except as set forth on Section 4.29(ii) of the Disclosure Schedules, and except for its ownership of each of Focus Genco and Genco Power Services LLC, Holdings does not (i) own, and has never owned, any assets other than Cash, (ii) have, and has never had, any employees, (iii) have, and has never had, any operating liabilities or obligations, or (iv) conduct, and has never conducted, any business or operations.

Section 4.30 No Other Representations or Warranties. Except for the representations and warranties of the Sellers, the Company and its Subsidiaries set forth in this Agreement, the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, none of the Sellers, the Company or any of its Subsidiaries or any other Person, whether or not acting on behalf of any of the foregoing, makes any other representation or warranty, express or implied, either written or oral, regarding the Sellers, the Company or its Subsidiaries, the Shares or otherwise in connection with this Agreement and the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

The Buyer, OpCo and, as applicable, Parent, hereby represent and warrant to each Seller as of the date hereof as follows:

Section 5.1 Organization. Each of the Buyer and OpCo is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas and the Laws of the State of Delaware, respectively, and has full power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 5.2 Authority. Each of the Buyer Parties has full limited liability company or corporate (as applicable) power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Buyer Parties of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by each of the Buyer Parties of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company or corporate (as applicable) action. This Agreement and each of the Ancillary Agreements to which each of the Buyer Parties is a party have been duly executed and delivered by such Buyer Party, as applicable, and, assuming due execution and delivery by each of the other parties hereto and thereto, each of this Agreement and such Ancillary Agreements constitutes the legal, valid and binding obligations of such Buyer Party, as applicable, enforceable against such Buyer Party in accordance with their respective terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by each of the Buyer Parties of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the organizational documents of such Buyer Party;

(ii) conflict with or violate any Law applicable to such Buyer Party; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties under, require the offering or making of any payment or redemption under, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person under, or otherwise adversely affect any rights of the Buyer Parties under any Contract to which such Buyer Party is bound;

except, in the case of the foregoing Section 5.3(a)(ii) and Section 5.3(a)(iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, materially impair the ability of the Buyer Parties to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b) None of the Buyer Parties are required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer Parties of this Agreement and each of the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act, (ii) any filings required under the U.S. federal securities Laws or as contemplated by ANNEX A, (iii) any filings or listing applications with a national securities exchange with respect to the issuance of the Parent Common Shares hereunder, and (iv) such other notices, authorizations, approvals, orders, permits or consents the failure of which to be obtained or made, individually or in the aggregate, would not and would not reasonably be expected to materially impair, or prevent or materially delay, the ability of each of the Buyer Parties to consummate the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 5.4 Financing. The Buyer and OpCo have sufficient funds to permit the Buyer Parties to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.5 Litigation. There is no Action pending or, to the Knowledge of the Buyer, threatened against any of the Buyer Parties or any of their respective Affiliates seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.6 Capitalization.

(a) As of March 11, 2026, the authorized capital of Parent consisted solely of (i) 600,000,000 shares of Class A common stock, par value $0.01 per share, of which 53,955,663 shares were issued and outstanding, (ii) 180,000,000 shares of Class B common stock, par value $0.00 per share, of which 15,350,605 shares were issued and outstanding, and (iii) 50,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding.

(b) All of the issued and outstanding Parent Common Shares are duly authorized and validly issued in accordance with the organizational documents of Parent, are fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.

(c) There are no preemptive rights or, except as disclosed in the Parent SEC Filings (as defined below), other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Parent to issue or sell any equity interests of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Parent, and, except as disclosed in the Parent SEC Filings, no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d) Except as disclosed in the Parent SEC Filings, Parent does not have any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in Parent on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.

Section 5.7 Listing Exchange. The Parent Common Shares are listed on the New York Stock Exchange (the “NYSE”), and Parent has not received any notice of delisting from the NYSE. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any securities of Parent has been issued, and no proceedings for such purpose are, to Parent’s knowledge, pending, contemplated or threatened. Parent has taken no action that is designed to terminate the registration of the Parent Common Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 5.8 Issuance of the Parent Common Shares. Parent represents that the Aggregate Stock Closing Consideration Shares and the Indemnity Escrow Shares delivered hereunder are duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Encumbrances (other than those arising under securities Laws or created by the Sellers), and have not been issued in violation of any preemptive right, purchase option, call option, right of first refusal or similar options or rights or, assuming the accuracy of the representations in Section 3.5, in violation of the Securities Act and any applicable state securities Laws. Parent has a sufficient number of Parent Common Shares authorized for issuing the Aggregate Stock Closing Consideration Shares and the Indemnity Escrow Shares.

Section 5.9 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer Parties.

Section 5.10 Investment Intent. The Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act.

Section 5.11 Reports. Parent’s Annual Reports on Form 10-K for the years ended December 31, 2023, 2024 and 2025, and all other reports, registration statements, definitive proxy statements or information statements filed by it subsequent to December 31, 2024, under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or as thereafter amended prior to the date hereof (collectively, the “Parent SEC Filings”) with the United States Securities and Exchange Commission (the “SEC”), as of the date filed or amended prior to the date hereof, as the case may be, (i) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Section 5.11 of the Disclosure Schedules, and other than with respect to this Agreement and the transactions contemplated hereby, as of immediately prior to the execution of this Agreement, no Buyer Party was in possession of any material non-public information of or regarding Parent and its Subsidiaries taken as a whole. The audited or unaudited financial statements included in the Parent SEC Filings, including any notes thereto or schedules, (x) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and subject, in the case of interim financial statements, to normal and recurring year-end adjustments, and (y) fairly present in all material respects the financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein.

Section 5.12 Internal Controls.

(a) Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by Parent in the reports it files or submits to the SEC under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure.

(b) Since the Lookback Date, (i) except as disclosed in any Parent SEC Filing, there have not been any changes in Parent’s internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that are reasonably likely to materially affect Parent’s internal control over financial reporting; (ii) Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Parent’s outside auditors and the audit committee of Parent’s board of directors any “significant deficiency” or “material weakness” in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize, and report financial information; and (iii) none of Parent, Parent’s outside auditors or the audit committee of the board of directors of Parent has received any oral or written notification of any fraud, whether or not material, that involves management or other employees of Parent who have a significant role in Parent’s internal control over financial reporting.

Section 5.13 No Other Representations or Warranties. Except for the representations and warranties of each of the Buyer Parties set forth in this Agreement, the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby, none of the Buyer Parties nor any other Person, whether or not acting on behalf of any of the foregoing, makes any other representation or warranty, express or implied, either written or oral, regarding any of the Buyer Parties, the Parent Common Shares or otherwise in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VI

COVENANTS

Section 6.1 Waiver and Release. Each of the Sellers and the Sellers Representative (on behalf of each of them and each such Person’s successors and assigns) (collectively, the “Seller Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Company and its Subsidiaries (collectively, the “Seller Releasees”) from any and all Actions, claims, charges, complaints, causes of action, damages, Losses, costs, expenses and liabilities of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, and whether at Law or in equity, that such Seller Releasor has, had, or may have, in any capacity, against any Seller Releasee, whether directly or derivatively through another Person, arising prior to the transactions contemplated by this Agreement, or on account of, arising out of or related to any act, omission, transaction, matter, cause or event occurring prior to the Closing related to the Company or its Subsidiaries; provided, that nothing contained in this Section 6.1 shall be deemed to release, waive or limit (i) any rights pursuant to this Agreement or any Ancillary Agreement, or (ii) any rights of the Seller Releasors in the case of Fraud; provided, further, that each Seller Releasor agrees not to make, and to waive any claim for, indemnification, advancement of expenses, exculpation or contribution from any Seller Releasee under the certificate of formation or bylaws or equivalent governing documents of the Company or any of its Subsidiaries, or any indemnification agreement, arrangement or understanding with any Seller Releasee, arising out of or related to any dispute between any Seller Releasee, on the one hand, and a Seller Releasor (acting in any capacity), on the other hand, with respect to any matter arising out of or related to this Agreement or any Ancillary Agreement, other than as may be specifically provided for in Article VIII herein.

Section 6.2 Non-Solicitation.

(a) From the date of this Agreement until 11:59 p.m. Eastern time on March 16, 2029, each of the Sellers (except for Gabriel Arruda) shall not, and shall cause their respective controlled Affiliates not to, directly or indirectly through any Person or contractual arrangement:

(i) solicit, recruit or hire any person who is a Company Group Employee (as hereinafter defined); provided, that the foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Company Group Employees or (ii) any Seller or any of their respective Affiliates from soliciting, recruiting or hiring any Company Group Employee who has ceased to be employed or retained by the Company, the Buyer, OpCo or any of their respective Affiliates for at least three months. For purposes of this Section 6.2, “Company Group Employees” means, collectively, Persons who are employees or individual independent contractors of the Company or its Subsidiaries as of the date hereof. Notwithstanding anything to the contrary, “Company Group Employees” shall not include any employees or individual independent contractors of the Company or any of its Subsidiaries whose employment or service, as applicable, is terminated by Parent or its Subsidiaries (including the Company and its Subsidiaries) within five days after the Closing Date; or

(ii) approach or seek any business of gas fired power generation assets in the continental United States of America from any Customer (as hereinafter defined), refer any such business from any Customer to any Person or be paid commissions based on any such business sales received from any Customer by any Person. For purposes of this Section 6.2(a)(ii), the term “Customer” means any Person identified on Schedule 6.2(a)(ii); provided, that the foregoing shall not prohibit any referral of any such business by any Seller or the Company to the Buyer or any of its Affiliates.

(b) Each of the Sellers (except for Gabriel Arruda) acknowledges that the covenants of the Sellers set forth in this Section 6.2 are an essential element of this Agreement and that any breach by any Seller of any provision of this Section 6.2 will result in irreparable injury to the Buyer Parties. Each of the Sellers acknowledges that in the event of such a breach, in addition to all other remedies available at Law, the Buyer Parties shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. Each of the Sellers has independently consulted with its respective counsel and after such consultation agrees that the covenants set forth in this Section 6.2 are reasonable and proper to protect the legitimate interest of the Buyer Parties.

(c) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 6.2 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on each Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to the Buyer Parties the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 6.2 because taken together they are more extensive than necessary to assure to the Buyer Parties the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

Section 6.3 Participation Right.

(a) From the date of this Agreement until 11:59 p.m. Eastern time on March 16, 2029, if either Eduardo Dal Sasso Mendonca Cruz or Alan Zelazo or any of their respective controlled Affiliates (each, an “Investor”) directly or indirectly proposes to acquire 10% or more of the outstanding voting securities (“Competing Business Stock”) of any Person (“Competing Business Entity”) that is in the business of gas fired power generation in the continental United States of America (the “Competing Business”) and for which the Competing Business generated 20% or more of such Competing Business Entity’s consolidated annual revenues in the last completed fiscal year of such Competing Business Entity (such transaction, the “Competing Business Transaction”), except where prohibited by Law, the Buyer Parties shall have the right (the “Participation Right”), but not the obligation, to purchase from the Competing Business Entity up to 50% of the aggregate Competing Business Stock proposed to be acquired by the Investors on the same terms and conditions as the applicable Investor(s) is to provide or receive, as applicable, in connection with the Investor(s) proposed acquisition of the Competing Business Stock (the “Competing Business Transaction Terms”), pursuant to the procedures set forth in this Section 6.3.

(b) In the event any Investor proposes to enter into a Competing Business Transaction, no less than 30 days prior to the proposed closing of the Competing Business Transaction, the applicable Investor(s) shall deliver a notice of the proposed Competing Business Transaction to the Buyer Parties that sets forth the material terms and conditions of the Competing Business Transaction, including (i) the name of the Competing Business Entity, (ii) the securities to be acquired, (iii) the purchase price and the other material terms and conditions of the Competing Business Transaction, and (iv) if then-available (and if not then-available, promptly after it becomes available), a copy of the draft agreement to be executed in connection therewith (the “Competing Business Transaction Notice”). The Buyer Parties may exercise the Participation Right in the Competing Business Transaction by delivering to the applicable Investor(s), within 30 days after receipt of the Competing Business Transaction Notice (the “Participation Offer Period”), a notice (the “Participation Notice”) stating that the Buyer Parties intend to exercise the Participation Right and the quantity of Competing Business Stock to be purchased by the Buyer Parties, which exercise must be in accordance with the Competing Business Transaction Terms. If the Buyer Parties do not deliver a Participation Notice to the applicable Investor(s) prior to the expiration of the Participation Offer Period, the Buyer Parties shall be deemed to have waived the Participation Rights hereunder.

(c) If the applicable Investor(s) receive a Participation Notice from the Buyer Parties within the Participation Offer Period, then the applicable Investor(s) and the Buyer Parties shall cooperate in good faith to execute and deliver within 30 days after the end of the Participation Offer Period all agreements, instruments and other documents reasonably necessary to effect the sale to the Buyer Parties, on the same terms and conditions described in the Competing Business Transaction Terms and for the same consideration per share or interest, the quantity of Competing Business Stock set forth in the Participation Notice.

(d) Nothing in this Agreement shall restrict any Investor or its controlled Affiliates at any time from, and the Participation Rights in this Section 6.3 shall not apply to the Investors or their controlled Affiliates:

(i) owning 10% or less of the outstanding voting securities of any Competing Business Entity; provided, that (A) such Investor or Affiliate does not have the right to appoint any member of the board of directors or similar governing body of such Competing Business Entity, and (B) such Investor or Affiliate does not control, and is not a member of a group that controls, such Competing Business Entity; or

(ii) acquiring and, after such acquisition, owning any interest in a Person that is engaged in a Competing Business and operating such Competing Business if such Competing Business generated less than 20% of such Person’s consolidated annual revenues in the last completed fiscal year of such Person (provided, that no Sensitive Business Information of the Buyer Parties or any of their respective Affiliates (excluding, if applicable, any Seller) shall be disclosed by a Seller or their respective controlled Affiliates to employees that are engaged on a day-to-day basis with such Competing Business Entity).

(e) The Investors shall not consummate any Competing Business Transaction unless they have complied in all material respects with this Section 6.3 and the Participation Offer Period has expired or been waived (and, if the Buyer Parties timely deliver a Participation Notice, the Buyer Parties has been afforded the opportunity to participate on the Competing Business Transaction Terms). If the Competing Business Transaction Terms change in any material respect, the Investors shall promptly deliver an updated Competing Business Transaction Notice and the Participation Offer Period shall recommence from the Buyer Parties’ receipt thereof. If the Competing Business Transaction is not consummated within 180 days after delivery of the applicable Competing Business Transaction Notice, the Investors may not consummate such Competing Business Transaction unless they first re-deliver a Competing Business Transaction Notice and again comply with this Section 6.3.

(f) Except together with an Investor and in accordance with the terms of the Participation Right, each of the Buyer Parties shall not, and shall cause its respective Affiliates not to, directly or indirectly, (i) enter into or otherwise participate in any Competing Business Transaction for which an Investor has either (x) sent to a Buyer Party a Competing Business Transaction Notice, or (y) provided a Buyer Party or one of their respective controlled Affiliates with information, introductions or materials regarding a Competing Business Transaction in reasonable anticipation of such Competing Business Transaction becoming the subject of a Competing Business Transaction Notice (collectively, a “Covered Opportunity”), or (ii) solicit, encourage or accept any proposal from any third party to engage in any such Covered Opportunity; provided, that for purposes of this Section 6.3, a “Covered Opportunity” shall not include any Competing Business Transaction with respect to which a Buyer Party (x) was already participating in discussions with respect to, or otherwise evaluating, at the time of delivery of such Competing Business Transaction Notice or provision of such information, introduction or materials and (y) certifies in good faith to such Investor promptly, and in no event more than ten Business Days, after receipt of an applicable Competing Business Transaction Notice, that such Buyer Party has supporting documentation thereof.

(g) The Buyer Parties’ receipt of any Competing Business Transaction Notice shall be deemed to be the Buyer Parties’ and their respective Affiliates’ agreement to keep (i) the existence and terms of any Competing Business Transaction, and (ii) any confidential information or documentation regarding the applicable Competing Business Entity and the Competing Business, in each case, confidential, including in accordance with the terms of any non-disclosure agreement between or among the Investors or their respective Affiliates, on one hand, and the Competing Business Entity or its respective Affiliates, on the other hand.

Section 6.4 Confidentiality. For a period of five years following the date hereof, the Sellers shall not, and each Seller shall cause its Affiliates and the respective Representatives of such Seller not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that each Seller or its Affiliates may furnish such portion (and only such portion) of the Confidential Information as such Seller or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority or is otherwise required by Law to disclose all or any part of the Confidential Information; (ii) to the extent not inconsistent with such request and permitted by applicable Law, it notifies OpCo of the existence, terms and circumstances surrounding such request and consults with OpCo on the advisability of taking steps available under applicable Law to resist or narrow such request; and (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information. Notwithstanding the foregoing, (i) Sellers and their Affiliates may disclose and use Confidential Information as necessary to enforce this Agreement or any Ancillary Agreement or perform any obligation under this Agreement or any Ancillary Agreement, and (ii) Sellers and their Affiliates may furnish such portion (and only such portion) of such information as may be necessary in connection with the filing of Tax Returns or claims for refund or in defending, prosecuting of otherwise conducting any examination, audit or administrative or judicial proceeding regarding any Tax Return or Taxes. For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Company or its Subsidiaries or the transactions contemplated hereby (other than data or information that is or becomes available to the public other than as a result of a breach of this Section 6.4 or is later lawfully acquired by such Seller, its Affiliates or its or their respective Representatives from sources other than those related to such Seller’s prior ownership of the Shares).

Section 6.5 Further Assurances.

(a) The Sellers and the Buyer Parties agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Company or any of its Subsidiaries any right or benefit under any lease, license, commitment or other Contract to which the Company or any of its Subsidiaries is a party is not obtained prior to the Closing, the Sellers shall, subsequent to the Closing, cooperate with the Buyer Parties, the Company and its Subsidiaries in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

(b) From time to time after the Closing, and for no further consideration, each of the parties shall, as reasonably requested by the other party, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 6.6 Public Announcements. No party shall, and each shall cause its respective Affiliates and its and their Representatives not to, issue any press release or make any other public statement with respect to this Agreement or the transactions contemplated hereby without first consulting with, in the case of a press release or public statement by any Seller, OpCo or, in the case of a press release or public statement by a Buyer Party, the Sellers Representative, giving such other party a reasonable opportunity to review and comment upon such proposed disclosure, and obtaining the prior written consent of such other party to such proposed disclosure; provided, that the Buyer Parties may issue or make such release or statement (a) as may be required by the rules or regulations of any securities exchange on which securities of OpCo or Parent are listed, in which case the Buyer Parties shall, for a period of 12 months from the date hereof and to the extent reasonably practicable, (i) allow the Sellers Representative reasonable time to comment on such release or announcement in advance of such issuance and (ii) consider in good faith any reasonable comments of the Sellers Representative, (b) to the extent the contents of such release or announcement have previously been released publicly by the parties or are consistent in all material respects with materials or disclosures that have previously been released publicly, in each case, without violation of this Section 6.6 or (c) to its employees or in the ordinary course of business to its customers and suppliers.

Section 6.7 Lockup.

(a) The Sellers hereby irrevocably agree, without the prior written consent of Parent, not to, directly or indirectly, (i) offer for sale, sell, or otherwise dispose of (or enter into any transaction or device that is designed to result or would be reasonably likely to result in the disposition by any Person at any time in the future of) any Parent Common Shares issued as Aggregate Stock Closing Consideration Shares or Indemnity Escrow Shares, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of any Parent Common Shares issued as Aggregate Stock Closing Consideration Shares or Indemnity Escrow Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of any Parent Common Shares, other securities, in cash or otherwise, or (iii) publicly disclose the intention to do any of the foregoing; provided, that, notwithstanding the foregoing, prior to the expiration of the Lockup Period, each Seller shall be permitted a one-time transfer of the Parent Common Shares issued to such Seller as Aggregate Stock Closing Consideration Shares to an entity that is wholly-owned by such Seller (each, a “Transferee Entity”) so long as such Transferee Entity, prior to such transfer, executes a joinder to this Section 6.7 in a form reasonably acceptable to Parent. Any purported transfer to such Transferee Entity in violation of this Section 6.7 shall be null and void, ab initio, and Parent shall not recognize any such transfer or accord to any purported Transferee Entity any rights as a holder of Parent Common Shares delivered to the applicable Seller as Aggregate Stock Closing Consideration Shares pursuant to the terms and conditions of this Agreement.

(b) The restrictions set forth in Section 6.7(a) shall terminate on the date that is 90 days following the date hereof (the “Lockup Period”).

(c) Notwithstanding anything to the contrary, and for the avoidance of doubt, this Section 6.7 shall not prevent, prohibit or otherwise limit any Seller from making bona fide pledges of the Aggregate Stock Closing Consideration Shares to any financial institution (including during the Lockup Period) or any Person from executing, foreclosing or otherwise exercising any rights that such Person may have under, with respect to or as a result of any such pledge, in each case in compliance with the Securities Act and the rules promulgated thereunder.

Section 6.8 Books and Records.

(a) Each Seller acknowledges and agrees that from and after the Closing, the Buyer will be entitled to the originals of all books and records of the Company and its Subsidiaries. At the Closing, the Sellers will promptly deliver to the Buyer such originals or copies of all books and records of the Company and its Subsidiaries or otherwise confirm such books and records are located at the offices of the Company and its Subsidiaries, as requested by the Buyer. Subject to Section 6.4, each Seller and Sellers Representative shall have the right to retain, at their sole cost and expense, copies of (i) all books and records and all Tax Returns and other information and documents (A) relating to Tax matters of the Company and its Subsidiaries applicable to such Seller, in each case, relating to periods ending on or prior to the Closing Date, (B) as required by any legal or regulatory authority, including any applicable Law or regulatory request or (C) as may be necessary for such Seller, the Sellers Representative or their respective Affiliates to perform their respective obligations pursuant to this Agreement and the other Ancillary Agreement, in each case subject to compliance in all material respects with applicable Laws, (ii) all data room materials, and (iii) all books and records prepared in connection with the transactions contemplated herein, including any books and records that may be relevant in connection with the defense of disputes arising under this Agreement or financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of the Company and its Subsidiaries.

(b) The Buyer agrees that it shall, and shall cause the Company and its Subsidiaries to, use reasonable best efforts to preserve and keep the books and records of the Company and its Subsidiaries in existence as of the Closing for a period of six years after the date hereof or such longer time as may be required by applicable Law. The Buyer shall cooperate in all reasonable respects with the Sellers and will make available to the Sellers, during normal business hours, the books and records of the Company and its Subsidiaries which relate to any period that includes or precedes the date hereof and which are necessary in connection with the preparation or filing of any Tax Return, audit or similar investigation or any dispute, arbitration or litigation, or in order to enable any Seller to comply with its obligations under this Agreement or the Ancillary Agreements. For a period of seven years from the date hereof, the Buyer shall not, and shall cause the Company and its Subsidiaries not to, dispose of or destroy any of the books and records of the Company and its Subsidiaries in existence as of the Closing without first offering to turn over possession thereof to the Sellers Representative by written notice to the Sellers Representative at least ten days prior to the proposed date of such disposition or destruction.

Section 6.9 Indemnification and Insurance.

(a) OpCo agrees that all rights to indemnification for acts or omissions occurring prior to the date hereof now existing in favor of the current or former directors, officers, employees and other fiduciaries of the Company (collectively, the “Directors”) as provided as of the date hereof in the Company certificate of formation or bylaws or equivalent governance documents or in any contractual indemnification agreements or other indemnification arrangements between the Company and any Director shall survive the transactions contemplated by this Agreement and the Ancillary Agreements and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the date hereof. OpCo shall not, and shall cause its Affiliates (including the Company and its Subsidiaries after the Closing) not to, repeal such Contracts or arrangements in any manner that would adversely affect the rights of the Directors thereunder.

(b) In the event OpCo, the Company or its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of OpCo, the Company or its Subsidiaries, as the case may be, shall assume all of the obligations set forth in this Section 6.9 as a condition to the consummation of any such transaction.

(c) The obligations of OpCo under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect any Director to whom this Section 6.9 applies without the consent of such Director so adversely affected.

Section 6.10 Additional Listing Application. As promptly as practicable after the date of this Agreement, but in any event after taking into consideration the rules and regulations of the NYSE with respect to the timing of the Supplemental Listing Application (as hereinafter defined) and the supporting documents required to accompany the Supplemental Listing Application, Parent shall submit to the NYSE a supplemental listing application relating to the Aggregate Stock Closing Consideration Shares and the Indemnity Escrow Shares (the “Supplemental Listing Application”) and shall use its commercially reasonable efforts to secure the NYSE’s approval of the Supplemental Listing Application, subject to official notice of issuance.

Section 6.11 Registration Rights. Parent hereby agrees to comply with the agreements, covenants and obligations set forth on ANNEX A with respect to each Seller; provided, that for purposes of this Section 6.11 and ANNEX A, “Seller” shall be deemed to include each Transferee Entity that holds Parent Common Shares issued to a Seller as Aggregate Stock Closing Consideration Shares.

Section 6.12 Company Marks.

(a) Notwithstanding anything to the contrary, including in this Agreement, the Buyer shall not acquire or otherwise be entitled to, and none of the Company or its Subsidiaries shall retain, any right, title, interest, license or any other right (other than the license granted in this Section 6.12) to use any Marks owned or used by the Sellers, any of their Affiliates, the Company or its Subsidiaries, including the name “Genco” or any variation thereof, or constituting an abbreviation, derivation or extension thereof (the “Company Marks”). The Buyer Parties shall, as promptly as practicable, but in any event within 180 days after the Closing Date (the “Removal Deadline”), eliminate and remove (or cause to be eliminated and removed) any and all of the Company Marks from the Company’s and its Subsidiaries’ assets and properties (excluding any Contracts or similar documentation). Prior to the Removal Deadline, the Buyer Parties shall amend the organizational documents for each of the Company and its Subsidiaries and make the necessary filings with the applicable Secretaries of State or similar bodies to change the legal name of such entities to a name that does not include “Genco” or other similar identifiers or any abbreviation, derivation or extension thereof. From and after the Removal Deadline, the Buyer Parties shall not, and each Buyer Party shall cause its respective Subsidiaries (including the Company and its Subsidiaries) not to, use any of the Company Marks in connection with Parent’s and its Subsidiaries (including the Company’s and its Subsidiaries’) businesses, their assets or properties or otherwise.

(b) Each of the Buyer Parties hereby acknowledges that all right, title and interest in and to the Company Marks shall remain exclusively owned by the Sellers. The Sellers hereby grant to the Buyer Parties a non-exclusive, royalty-free, limited license to, from the date hereof to the Removal Deadline, use, solely in connection with the operation of the Company’s or its Subsidiaries’ businesses as operated immediately prior to the Closing, all of the existing stocks of signs, letterheads, invoice stock, advertisements and promotional materials, inventory and other documents and materials (“Existing Stock”) of the Sellers containing the Company Marks. After the Removal Deadline, the Buyer Parties shall cause the Company and its Subsidiaries to remove or obliterate all Company Marks from such Existing Stock or cease using such Existing Stock. Notwithstanding anything to the contrary herein, from and after the Closing, each of the Buyer Parties has the perpetual right to use (i) plain-text, non-stylized versions of the Company Marks in a neutral, non-trademark manner to describe the history of the parties’ relationship or otherwise as required by Law and (ii) the Company Marks in historical legal and business documents and internal materials not visible to the public.

Section 6.13 Company 401(k) Plans. The Company shall (or shall cause its applicable Subsidiary to) (i) adopt written resolutions and take other necessary and appropriate actions to terminate the participation of the Company and all of the Company’s Subsidiaries in the G&A Partners, Inc. Multiple Employer 401(k) Plan and each other Plan that is a defined contribution plan qualified under Section 401(a) of the Code (collectively, the “Company 401(k) Plans”), including through any necessary spin-off and termination of any component of such Company 401(k) Plans attributable to the Company and its Subsidiaries, in compliance with the terms of the respective Company 401(k) Plan and the requirements of applicable Law, effective as of no later than one (1) Business Day prior to the Closing, and (ii) fully vest all benefits of participants under each of the Company 401(k) Plans, effective as of no later than one (1) Business Day prior to the Closing. As soon as practicable following Closing, OpCo shall permit each Company Service Provider with a balance in such Company 401(k) Plan to roll over their account balances in such Company 401(k) Plan (including loan promissory notes) to a tax-qualified defined contribution plan sponsored by OpCo or an Affiliate of OpCo. This Section 6.13 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.13, express or implied, shall confer upon any other Person (including any Company Service Provider) any rights or remedies of any nature whatsoever under or by reason of this Section 6.13, including any third-party beneficiary rights. Nothing contained in this Section 6.13, express or implied, shall be construed to establish, amend or modify any Plan or similar employee benefit plan of OpCo. The Parties acknowledge and agree that the terms set forth in this Section 6.13 shall not create any right in any employee of the Company or its Subsidiaries or any other Person to any continued employment with the Company, its Subsidiaries, Opco, the Buyer or any of their respective Affiliates, or compensation or benefits of any nature or kind whatsoever.

Section 6.14 Code Section 280G. Prior to the Closing, to the extent that any “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”)) has the right to receive or retain any payments or benefits in connection with the transactions contemplated hereby that reasonably would be expected to constitute “parachute payments” (within the meaning of Section 280G), the Company covenants and agrees that it has (i) solicited and used best efforts to obtain, from each such Person whom the Company reasonably determines to be a “disqualified individual” (which determination shall be subject to review and approval by OpCo, each a “Disqualified Individual”), a waiver (each, a “Section 280G Waiver”) of all or a portion of such Disqualified Individual’s rights or potential rights to receive or retain any such payments and/or benefits (the “Section 280G Waived Payments”), such that none of the remaining payments and/or benefits applicable to such Disqualified Individual shall be deemed to be “excess parachute payments” pursuant to Section 280G, and (ii) thereafter but in no event later than one (1) Business Day prior to the Closing Date, with respect to each Disqualified Individual who executed a Section 280G Waiver, submitted for approval the right of any such Disqualified Individual to receive or retain the Section 280G Waived Payments to a vote of the shareholders of the Company or its Affiliates, as applicable, entitled to vote on such matters, in a manner intended to satisfy the requirements under Section 280G(b)(5) of the Code and the Treasury Regulations thereunder (including Q&A-7 of Section 1.280G-1 of the Treasury Regulations). Prior to the Closing Date, the Company has delivered to OpCo evidence reasonably satisfactory to OpCo that a vote of the shareholders of the Company or its Affiliates, as applicable, was solicited in accordance with the foregoing provisions of this Section 6.14 and that either (A) the requisite number of votes of the shareholders was obtained to approve the right of such Disqualified Individuals to receive or retain the Section 280G Waived Payments (the “Section 280G Approval”), or (B) the Section 280G Approval was not obtained. The Company agrees that, in the event that the Section 280G Approval is not obtained, no Section 280G Waived Payments shall be made.

Section 6.15 Excluded Equipment. Within 45 days after the Closing Date, OpCo shall deliver a written notice to the Sellers Representative informing the Sellers Representative of its determination regarding whether to acquire the Excluded Equipment (such notice, the “Excluded Equipment Purchase Notice”); provided, that if OpCo does not timely deliver an Excluded Equipment Purchase Notice, then for purposes of this Agreement OpCo will be deemed to have elected to acquire the Excluded Equipment. If Opco elects in the Equipment Purchase Notice to acquire the Excluded Equipment, (i) OpCo or one of its Subsidiaries shall enter into the related procurement Contract for the Excluded Equipment (the “Procurement Contract”); and (ii) for all purposes of this Agreement, (w) the Enterprise Value shall be increased by $37,960,000, (x) Indebtedness shall be increased to the extent provided under clause (h) of the definition thereof with respect to the Excluded Equipment; provided, that the increase in Indebtedness attributable to the Procurement Contract (including pursuant to this clause (x)) may not exceed $32,960,000, (y) the Net Adjustment Amount shall be adjusted to give effect to the foregoing clauses (w) and (x), and (z) such Excluded Equipment shall be deemed disclosed on Section 1.1-E of the Disclosure Schedules as of Closing for all purposes hereof. If OpCo elects in the Equipment Purchase Notice not to acquire the Excluded Equipment, at the written election of Sellers Representative, OpCo shall, and shall cause its Affiliates (including the Company and its Subsidiaries) to, (A) use commercially reasonable efforts (at Sellers’ cost and expense, but not to be incurred without the prior consent of the Sellers Representative) to assign, convey and deliver, in consultation and cooperation with the Sellers Representative (or his applicable designee), all rights (for the account of the Sellers and not OpCo, the Company or any of their respective Subsidiaries) to seek and obtain the return of the deposit of funds made by the Company or its applicable Subsidiary in respect of the Procurement Contract, which assignment, conveyance and delivery, at the Sellers Representative’s election, may include taking assignment of the Procurement Contract, or (B) reasonably cooperate with the Sellers Representative (or his applicable designee), at Sellers’ cost and expense (but not to be incurred without the prior consent of the Sellers Representative), to seek and obtain the return of the deposit of funds made by the Company or its applicable Subsidiaries in respect of the Procurement Contract and, upon the return of any such funds to or on behalf of the Company or any of its Subsidiaries, OpCo shall, and shall cause its Affiliates to, pay to each Seller its Pro Rata Share of any such funds, less any reasonable and documented third-party costs and expenses incurred in accordance with this Section 6.15 by OpCo or any of its Affiliates in such cooperation efforts; for the avoidance of doubt, the maximum aggregate amount that may be payable to all of the Sellers under this clause (B) is the aggregate amount actually received by OpCo and its Affiliates in respect of the return of the deposit made in respect of the Procurement Contract, less such costs and expenses incurred in accordance with this Section 6.15.

Section 6.16 R&W Policy. Concurrently with the execution and delivery of this Agreement, OpCo is conditionally binding a representation and warranty insurance policy covering certain representations and warranties set forth in this Agreement (the “R&W Policy”). OpCo shall cause the R&W Policy to (a) name OpCo as the insured, (b) expressly provide that the insurer(s) issuing such policy shall waive or otherwise not pursue any subrogation rights against either Sellers or any of their Affiliates and/or any of their respective Representatives, except in the case of Fraud by a Seller (with the insurer(s) agreeing that the Fraud of any one Seller shall not be imputed to any other Seller), (c) provide that each Seller, its Affiliates and their respective Representatives are express third-party beneficiaries of such waiver of subrogation provision, and (d) provide that the subrogation provisions in the R&W Policy shall not be amended, modified, or otherwise changed without the prior written consent of the Sellers Representative. From and after the Closing, OpCo shall not (and shall cause its Affiliates to not) grant any right of subrogation or otherwise amend, modify, terminate, or waive any term or condition of the binder agreement for the R&W Policy or the R&W Policy, in each case, without the prior written consent of the Sellers’ Representative. The Sellers’ Representative (on behalf of the Sellers) shall pay or cause to be paid, all costs and expenses related to the R&W Policy, including the total premium, underwriting costs, brokerage commission, and other fees and expenses of such policy but excluding the cost and expenses of legal counsel and any diligence provider who provided services to or on behalf of OpCo or any of its Affiliates in connection with obtaining the R&W Policy.

ARTICLE VII

TAX MATTERS

Section 7.1 Cooperation. The Buyer Parties and the Sellers Representative shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by either one or more of the Buyer Parties or the Sellers Representative, in connection with the filing of Tax Returns with respect to a Pre-Closing Period and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to such Tax Returns. Such cooperation shall include the retention and (upon a Buyer Party’s or the Sellers Representative’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any reasonable out-of-pocket costs or expenses associated with this Section 7.1 shall be borne by the party requesting such cooperation.

Section 7.2 Transfer Taxes. In the event that any Transfer Taxes (but, for the avoidance of doubt, not any Taxes based on or measured by income) are payable in connection with this Agreement or the transactions contemplated hereby, the Sellers, severally and not jointly, in accordance with each such Seller’s Pro Rata Share, on the one hand, and the Buyer, on the other hand, shall each be liable for fifty percent of any and all Transfer Taxes. The Sellers Representative and the Buyer agree to cooperate in the execution and delivery of all instruments and certificates reasonably necessary to remit and/or minimize the amount of any Transfer Taxes. If any Seller is required by Law to pay any such Transfer Taxes, the Buyer shall promptly reimburse such Seller within ten days of receipt of written request from such Seller for fifty percent of such Transfer Taxes. If the Buyer is required by Law to pay any such Transfer Taxes, the Sellers, severally and not jointly, in accordance with each such Seller’s Pro Rata Share, shall promptly reimburse the Buyer within ten days of receipt of written request from the Buyer for fifty percent of such Transfer Taxes. The Buyer shall timely file any Tax Returns for Transfer Taxes as required by Law and shall notify the Sellers Representative when such filings have been made. The Sellers Representative and the Buyer shall cooperate and consult with each other prior to filing any Tax Returns for Transfer Taxes to ensure that all such Tax Returns are filed in a consistent manner.

Section 7.3 Straddle Period Proration. For purposes of this Agreement, in the case of any taxable period that includes but does not end on, the Closing Date (a “Straddle Period”), (i) any property Taxes for the portion of the Straddle Period ending on the date hereof shall be equal to the amount of such property Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the portion of the Straddle Period ending on the date hereof and the denominator of which is the number of days in the Straddle Period; and (ii) all other Taxes for the portion of the Straddle Period ending on the date hereof shall be determined based on an actual closing of the books used to calculate such Taxes as if such Tax period ended as of the close of business on the date hereof. In the case of clause (ii), exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the date hereof was the last day of the Straddle Period) shall be allocated between the portion of the Straddle Period ending on the date hereof and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion.

Section 7.4 Intended Tax Treatment. The parties hereto intend for U.S. federal and applicable state and local income tax purposes that the purchase and sale of the Shares pursuant to Article II be treated as the purchase and sale of the equity interests of Sellers in the Company (the “Intended Tax Treatment”). The Parties hereto shall act for all tax purposes, including filing Tax Returns, consistently with the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

Section 7.5 No Amended Tax Returns; Section 338(g) Election. Neither the Buyer Parties nor any of their respective Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of the Company or the Subsidiaries that would affect the amount of Unpaid Income Taxes without the prior written consent of the Seller Representative. The Sellers acknowledge that Parent will make an election pursuant to Section 338(g) of the Code with respect to the acquisition of the Shares.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival.

(a) The representations and warranties of the Sellers, the Company and the Buyer Parties contained in this Agreement shall survive the Closing until the 12-month anniversary of the date hereof; provided, however, that (i) each of the representations and warranties of the Sellers and the Company set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.3(a)(i) (No Conflicts; Required Filings and Consents), Section 3.4 (Shares), Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.3(a)(i) (No Conflicts; Required Filings and Consents), Section 4.4 (Capitalization), Section 4.5 (Equity Interests) and Section 4.27 (Brokers) and (ii) each of the representations and warranties of the Buyer Parties set forth in Section 5.1 (Organization), Section 5.2 (Authority), Section 5.3(a)(i) (No Conflicts; Required Filings and Consents), Section 5.6 (Capitalization), Section 5.8 (Issuance of Parent Common Shares) and Section 5.9 (Brokers) shall survive for a period of six years following the Closing Date.

(b) The respective covenants and agreements of the Sellers, the Company and the Buyer Parties contained in this Agreement shall survive the Closing until the full satisfaction or full performance of such covenant and agreement.

(c) Neither the Sellers nor the Buyer Parties shall have any liability with respect to any representations, warranties, covenants or agreements unless valid notice of an actual or threatened claim, or of discovery of any facts or circumstances that the Sellers or the Buyer Parties, as the case may be, reasonably believes may result in a claim, hereunder is given in accordance with Section 8.4 to the other party prior to the expiration of the survival period, if any, for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.

(d) This Section 8.1 does not relate to the Ancillary Agreements, the provisions of each of which shall survive in accordance with their terms. The survival periods set forth in this Section 8.1 are in lieu of, and the parties expressly waive, any applicable statute of limitations, whether arising at Law or in equity.

(e) Notwithstanding anything to the contrary in the foregoing, nothing in this Section 8.1 will limit or otherwise restrict in any respect any claim for Fraud.

Section 8.2 Indemnification by the Sellers.

(a) Subject to the limitations set forth in this Article VIII, the Sellers, jointly and severally, shall save, defend, indemnify and hold harmless the Buyer Parties and their respective Affiliates (including the Company and its Subsidiaries) and the respective Representatives, successors and assigns of each of the foregoing (the “Buyer Indemnified Parties”) from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to any breach of any representation or warranty made by the Company in Article IV.

(b) Subject to the limitations set forth in this Article VIII, each Seller, solely with respect to any breach by such Seller, shall, severally with respect to itself only and not jointly and severally, save, defend, indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(i) any breach of any representation or warranty made by such Seller in Article III; and

(ii) any breach of any covenant or agreement of such Seller contained in this Agreement.

Section 8.3 Indemnification by OpCo. OpCo shall save, defend, indemnify and hold harmless each Seller and its Affiliates, and the respective Representatives, successors and assigns of each of the foregoing (the “Seller Indemnified Parties”) from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a) any breach of any representation or warranty made by the Buyer Parties in Article V; and

(b) any breach of any covenant or agreement by the Buyer Parties or the Company contained in this Agreement.

Section 8.4 Procedures.

(a) A party seeking indemnification (the “Indemnified Party”) in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”) shall deliver notice thereof (a “Claim Notice”) to the Sellers (by means of delivery to the Sellers Representative) or OpCo, as applicable (the Sellers or OpCo in such case are referred to herein as the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of the Third Party Claim and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. Each Claim Notice shall set forth in reasonable detail the facts and circumstances of such Third Party Claim, the amount thereof and the basis for indemnification in respect thereof, including the specific Section or Sections hereof that the Indemnified Party claims to have been breached (in each case, taking into account the information then available to the Indemnified Party); provided, that the failure of a Claim Notice to include any of the foregoing information shall not impact the validity of such Claim Notice except to the extent such failure actually and materially prejudices the Indemnifying Party. Subject to survival limitations set forth in Section 8.1, the failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure.

(b) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of a Claim Notice from the Indemnified Party in respect of such Third Party Claim, to assume the defense of such Third Party Claim; provided, however, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim for equitable or injunctive relief or any claim that would impose criminal liability or damages, and the Indemnified Party shall have the right to defend, at the expense of the

Indemnifying Party, any such Third Party Claim and shall include notice of its intention to do so to the Indemnifying Party in the applicable Claim Notice, which Claim Notice shall also identify in reasonable detail which of the above circumstances exists with respect to the Third Party Claim. If the Indemnifying Party elects to assume the defense of any Third Party Claim, the Indemnified Party shall reasonably cooperate, and cause its Affiliates to cooperate, with the Indemnifying Party with respect thereto, including, upon reasonable request and at the expense of the Indemnifying Party, providing access to information, making documents available for inspection and copying and making employees available for interviews, depositions and trial.

(c) If the Indemnifying Party elects to assume the defense of a Third Party Claim, then:

(i) the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (A) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (B) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and the Indemnified Party may present such counsel with a conflict of interest; and

(ii) the Indemnified Party shall make available to the Indemnifying Party all pertinent books, records and other documents and materials in the Indemnified Party’s possession or under its or its Affiliates’ control as are reasonably required by the Indemnifying Party for the defense of such Third Party Claim, and shall execute such documents and use commercially reasonable efforts to take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Third Party Claim, and shall otherwise cooperate as reasonably requested by Indemnifying Party in the defense of such Third Party Claim; provided, that notwithstanding anything herein to the contrary, if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (A) involves a finding or admission of wrongdoing, (B) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party and its Affiliates from all liability in respect of such Third Party Claim, or (C) imposes equitable remedies or any obligation on the Indemnified Party or any of its Affiliates.

(d) An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim” and, together with a Third-Party Claim, an “Indemnification Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. Each Claim Notice with respect to a Direct Claim shall set forth in reasonable detail the facts and circumstances of such Direct Claim, the amount thereof and the basis for indemnification in respect thereof, including the specific Section or Sections hereof that the Indemnified Party claims to have been breached (in each case, taking into account the information then available to the Indemnified Party); provided, that the failure of a Claim Notice to include any of the foregoing information shall not impact the validity of such Claim Notice except to the extent such failure actually and materially prejudices the Indemnifying Party. Subject to survival limitations set forth in Section 8.1, the failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII.

Section 8.5 Limits on Indemnification; Sources of Recovery.

(a) Notwithstanding anything to the contrary contained in this Agreement (other than Article VII): (a) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.2(a), Section 8.2(b)(i) or Section 8.3(a) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party under Section 8.2(a)(i), Section 8.2(b)(i) or Section 8.3(a), as applicable, exceeds $1,696,350 (“Deductible”), in which case the Indemnifying Party shall be liable only for the amount of such Losses in excess thereof, and (b) the maximum aggregate amount of indemnifiable Losses which may be recovered from the Sellers in the aggregate or OpCo arising out of or relating to the causes set forth in Section 8.2(a), Section 8.2(b)(i) or Section 8.3(a) as the case may be, shall be an amount equal to $1,696,350 (“Cap”), provided, that the foregoing clauses (a) and (b) shall not apply to Fraud.

(b) Except in the case of Fraud, in no event shall the Sellers in the aggregate be liable for indemnifiable Losses in excess of the Purchase Price in the aggregate.

(c) Except for (i) indemnifiable Losses up to the amount of the Cap (and subject to the Deductible) and (ii) claims for Fraud, claims made by the Buyer Indemnified Parties against the R&W Policy shall be the sole and exclusive remedy of the Buyer Indemnified Parties for any indemnifiable Losses arising under Section 8.2(a) and Section 8.2(b)(i). In furtherance of the foregoing, subject to the limitations set forth in this Article VIII, in the event the Buyer Indemnified Parties are entitled to indemnifiable Losses arising under Section 8.2(a) and Section 8.2(b)(i) from any Seller (other than with respect to any claim for Fraud), the Buyer Indemnified Parties’ first source of recovery shall be recourse to the Indemnity Escrow Fund until the Indemnity Escrow Fund has been fully exhausted or disbursed in accordance with the terms of the Escrow Agreement, at which point (x) the Buyer Indemnified Parties’ sole source of recovery for indemnifiable Losses arising under Section 8.2(a) and Section 8.2(b)(i) shall be through the R&W Policy in accordance with the terms of the R&W Policy. Other than with respect to claims for Fraud, with respect to indemnifiable Losses arising under Section 8.2(a) and Section 8.2(b)(i), no Seller will have any liability for, and no Buyer Indemnified Party will claim, any indemnifiable Losses in excess of the Cap other than from the R&W Policy. For purposes of this Section 8.5, the amount of indemnifiable Losses recovered by the Buyer Parties with respect to any distribution of Indemnity Escrow Shares to the Buyer Parties from the Indemnity Escrow Fund shall be deemed to equal (x) the Price Per Share multiplied by (y) the number of Indemnity Escrow Shares distributed to the Buyer Parties from the Indemnity Escrow Fund. To the extent the Indemnity Escrow Shares in the Indemnity Escrow Fund have been exhausted or distributed or are being held subject to the resolution of other outstanding claims hereunder, the Buyer Indemnified Parties may recover with respect to such Losses directly from the Sellers subject to the limitations set forth in this Article VIII.

(d) The amount of any and all Losses under this Article VIII shall be determined net of any insurance or other recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification, less any costs incurred to recover such amounts and any increase in premiums resulting from such claim. The Indemnified Parties shall use commercially reasonable efforts to pursue recovery for indemnifiable Losses under any available insurance coverage.

Section 8.6 Materiality Qualifications. Both for purposes of determining breach and for calculating the amount of any Loss arising from a breach of any representation or warranty subject to indemnification under Section 8.2(a) or Section 8.2(b)(i) (other than the representation and warranty in the third sentence of Section 4.6(a) (Financial Statements), Section 4.7 (Absence of Changes), the term “Material Contract,” or the term or definition “Material Adverse Effect”), all “material,” “materially,” “in all material respects,” “Material Adverse Effect,” and other like qualifications shall be disregarded.

Section 8.7 No Double Recovery. Notwithstanding the fact that any Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Party shall be entitled to recover the amount of any Losses suffered by such Person more than once, regardless of whether such Losses may be as a result of a breach of more than one representation or warranty or covenant. Notwithstanding anything to the contrary, any item included in the calculation of Closing Net Working Capital, Closing Transaction Expenses or Closing Indebtedness, in each case, that resulted in an actual reduction to the Purchase Price or was otherwise accrued as a specific payable, reserve or expense on the Closing Balance Sheet shall not, to the extent of such reduction or accrual, form the basis for a claim for indemnification under this Agreement.

Section 8.8 Exclusive Remedy. Except (a) as provided in Section 2.4, (b) for specific performance or injunctive relief, (c) for legal or equitable relief for any claim for Fraud, or (d) where not permitted by Law, the right to indemnification under this Article VIII (including recourse to the R&W Policy) shall constitute the sole and exclusive right and remedy available to any party hereto for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, and no party hereto or any of its Affiliates or Representatives shall seek, assert, initiate or maintain any action at Law or in equity against any party hereto which is directly or indirectly related to or arises out of any breach of any representation, warranty, covenant, agreement or obligation set forth herein. Each Party hereby waives its right to seek any other remedy therefor, whether at Law, in equity or otherwise, including any common law claims for breach of contract, contribution or indemnification.

Section 8.9 Tax Treatment of Indemnity Payments. To the maximum extent permitted by Law, it is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all Tax purposes, and the parties agree to file their Tax Returns accordingly.

Section 8.10 R&W Policy. Nothing in this Agreement shall in any way limit the Buyer or its Affiliates from making any claims or receiving any recoveries under the R&W Policy, whether for breaches under this Agreement or any other claim that may be permitted to be made under the R&W Policy.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses; provided, that Transaction Expenses shall be borne and paid as provided in this Agreement.

Section 9.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 9.3 Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon receipt, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to the Sellers or the Sellers Representative, to:

c/o Genco Energia

4800 Magalhaes de Castro Avenue

Continental Tower, 9th Floor, Suite 92

Cidade Jardim, São Paulo – SP, Brazil, CEP 05676-120

Attention: Legal Department

E-mail: juridico@gencoenergia.com.br

with a copy (which shall not constitute notice) to:

Troutman Pepper Locke LLP

600 Peachtree Street, NE, Suite 3000

Atlanta, Georgia 30308

Attention: Vaughn Morrison; Andrea Farley

E-mail: vaughn.morrison@troutman.com; andrea.farley@troutman.com

and

Stocche Forbes Advogados

Avenida Brigadeiro Faria Lima, nº 4.100, 10º andar, 04538-132

São Paulo/SP, Brazil

Attention: Fabiano Milani; Rafael de Almeida Rosa Andrade

E-mail: fmilani@stoccheforbes.com.br; randrade@stoccheforbes.com.br

(ii) if to a Buyer Party or the Company, to:

Solaris Energy Infrastructure, Inc.

9651 Katy Freeway, Suite 300

Houston, Texas 77024

Attention: Christopher Powell

E-mail: christopher.powell@solaris-energy.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

Attention: Tull R. Florey

Email: TFlorey@gibsondunn.com

Section 9.5 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. References to documents or other materials “provided” or “made available” to the Buyer shall mean that such documents or other materials were present prior to the Closing in the on-line data room maintained by the Sellers and the Company for purposes of the transactions contemplated herein and accessible by Buyer.

Section 9.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Mutual Confidentiality & Non-Disclosure Agreement, dated as of January 23, 2026, between the Company and OpCo, constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

Section 9.7 No Third-Party Beneficiaries. Except as provided in Section 6.1, Section 6.9, Article VIII and Section 9.20, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 9.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.9 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and

(c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, the parties agree that disputes with respect to the matters referenced in Section 2.4 shall be resolved by the Independent Accounting Firm as provided therein.

Section 9.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer Parties may assign this Agreement to any Affiliate of the Buyer without the prior consent of the Sellers; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state or federal court sitting in Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware state or federal court), this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 9.12 Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.14 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.16 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 9.17 Time of Essence. The parties hereto acknowledge and agree that the required timing and content of all notices that are required or permitted to be delivered pursuant to this Agreement are material to the bargain between each of the parties hereto. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 9.18 No Presumption Against Drafting Party. Each of the Buyer Parties and the Sellers acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 9.19 Independent Investigation; Waiver of Other Representations.

(a) EACH OF THE BUYER PARTIES HEREBY ACKNOWLEDGES THAT (I) IT HAS MADE ITS OWN INDEPENDENT EXAMINATION, INVESTIGATION, ANALYSIS AND EVALUATION OF THE BUSINESS, OPERATIONS, ASSETS AND PROPERTIES, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY AND PROSPECTS OF THE COMPANY AND ITS SUBSIDIARIES, (II) IT HAS BEEN PROVIDED ACCESS TO PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF THE COMPANY AND ITS SUBSIDIARIES (INCLUDING THE BOOKS AND RECORDS OF THE COMPANY AND ITS SUBSIDIARIES) FOR SUCH PURPOSE AND HAS RECEIVED AND REVIEWED SUCH INFORMATION AND HAS HAD A REASONABLE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS RELATING TO SUCH MATTERS AS IT DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN AND (III) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF THE COMPANY AND ITS SUBSIDIARIES AND AN INVESTMENT IN THE COMPANY.

(b) IN ENTERING INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, EACH OF THE BUYER PARTIES HAS RELIED SOLELY UPON ITS OWN DUE DILIGENCE INVESTIGATION AND ANALYSIS OF THE COMPANY AND THE ASSETS AND PROPERTIES OF THE COMPANY AND ITS SUBSIDIARIES AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article III AND Article IV AND IN ANY ANCILLARY AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH OF THE BUYER PARTIES:

(i) ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE III OR ARTICLE IV AND THE ANCILLARY AGREEMENTS (A) THE COMPANY, SELLERS REPRESENTATIVE AND THE SELLERS, ON BEHALF OF THEMSELVES AND THEIR AFFILIATES, EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING AS TO (1) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM RELATING TO THE BUSINESS, THE SHARES OR THE ASSETS AND PROPERTIES OF THE COMPANY AND ITS SUBSIDIARIES, (2) ANY ESTIMATES OF THE VALUE OF THE BUSINESSES OF THE COMPANY AND ITS SUBSIDIARIES, THE SHARES OR THE ASSETS AND PROPERTIES OF THE COMPANY AND ITS SUBSIDIARIES, OR FUTURE REVENUES GENERATED THEREBY, OR (3) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, MARKETABILITY, PROSPECTS (FINANCIAL OR OTHERWISE) OR RISKS AND OTHER INCIDENTS OF THE BUSINESSES OF THE COMPANY AND ITS SUBSIDIARIES, THE SHARES OR THE ASSETS AND PROPERTIES OF THE COMPANY AND ITS SUBSIDIARIES AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES;

(ii) ACKNOWLEDGES AND AGREES THAT NEITHER THE COMPANY NOR ITS SUBSIDIARIES NOR ANY OF THE SELLERS OR SELLERS REPRESENTATIVE NOR ANY OF THEIR RESPECTIVE AFFILIATES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO THE BUYER PARTIES OR THEIR RESPECTIVE AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT, OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO THE BUYER PARTIES OR THEIR RESPECTIVE AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES DURING SITE OR OFFICE VISITS, IN ANY “DATA ROOMS” (INCLUDING INTERNET-BASED DATA ROOMS), MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO THE BUYER PARTIES OR THEIR RESPECTIVE AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF THE COMPANY OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT IN EACH CASE TO THE EXTENT EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III OR ARTICLE IV (EACH AS MODIFIED BY THE DISCLOSURE SCHEDULES) AND THE ANCILLARY AGREEMENTS; AND

(iii) ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE SET FORTH IN ARTICLE III OR ARTICLE IV (EACH AS MODIFIED BY THE DISCLOSURE SCHEDULES) OR THE ANCILLARY AGREEMENTS, IN ACQUIRING THE SHARES, THE BUYER IS ACQUIRING THE ASSETS ON AN “AS IS, WHERE IS” BASIS.

(iv) THE STATEMENTS AND DISCLAIMERS MADE UNDER THIS SECTION 9.19 EXPRESSLY SURVIVE THE CLOSING DATE.

Section 9.20 Conflict Waiver; Attorney-Client Privilege. Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its Affiliates and Representatives, that:

(a) Each of Troutman Pepper Locke LLP and Stocche Forbes Advogados has acted as counsel to the Sellers Representative and the Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The Buyer Parties and the Company agree, and shall cause the Company’s Subsidiaries to agree, that following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by Troutman Pepper Locke LLP and/or Stocche Forbes Advogados (or any successor) (either, a “Sellers Group Law Firm”) shall not preclude either Sellers Group Law Firm from serving as counsel to any Seller (or the Sellers Representative) or any director, member, shareholder, partner, officer or employee of any Seller or the Sellers Representative, in connection with any Action or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(b) The Buyer Parties and the Company shall not, and shall cause the Company’s Subsidiaries not to, seek or have either Sellers Group Law Firm disqualified from any such representation based upon the prior representation of the Company by either Sellers Group Law Firm. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 9.20 shall not be deemed exclusive of any other rights to which either Sellers Group Law Firm is entitled whether pursuant to Law, contract or otherwise.

(c) All communications between the Sellers, Sellers Representative or the Company (including the Company’s Subsidiaries), on the one hand, and either or both Sellers Group Law Firms, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Sellers or the Sellers Representative and shall not pass to or be claimed by the Buyer Parties, the Company or the Company’s Subsidiaries post-Closing. Notwithstanding anything to the contrary contained in this Section 9.20, the Sellers Representative and the Sellers may withhold any document (or portions thereof) or information that would reasonably be expected to constitute Privileged Communications. Without limiting the generality of the foregoing, from and after the Closing, (i) the Sellers (and not the Buyer Parties, the Company or any of the Company’s Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Buyer Parties, the Company or the Company’s Subsidiaries shall be a holder thereof, (ii) to the extent that files of either Sellers Group Law Firm in respect of such engagement constitute property of the client, only the Sellers or the Sellers Representative (and neither the Buyer Parties, the Company nor the Company’s Subsidiaries) shall hold such property rights and (iii) neither Sellers Group Law Firm shall have any duty whatsoever to reveal or disclose any such attorney-client communications or files to the Buyer Parties, the Company or the Company’s Subsidiaries by

reason of any attorney-client relationship between either Sellers Group Law Firm and the Company or otherwise. Without limitation of the foregoing, none of the Buyer Parties or any of their respective Affiliates (including the Company) may use or rely upon any communications described in the immediately preceding sentence in any dispute against or involving the any of the Sellers or the Sellers Representative. Notwithstanding the foregoing, in the event that a dispute arises between any Buyer Party or its Affiliates (including the Company), on the one hand, and a third party other than any of the Sellers or the Sellers Representative, on the other hand, such Buyer Party and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither the Buyer Parties nor any of their respective Affiliates (including the Company and its Subsidiaries) may waive such privilege without the prior written consent of the Sellers Representative, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that the Buyer Parties or any of their respective Affiliates (including the Company and its Subsidiaries) is legally required by an order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent permitted by applicable Law, then the Buyer Parties shall immediately (and, in any event, within five Business Days) notify the Sellers Representative in writing so that the Sellers Representative can seek a protective order.

(d) This Section 9.20 is intended for the benefit of, and shall be enforceable by, each Sellers Group Law Firm. This Section 9.20 shall be irrevocable, and no term of this Section 9.20 may be amended, waived or modified, without the prior written consent of each Sellers Group Law Firm, which consent shall not be unreasonably withheld, conditioned or delayed.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER

PROJECT G BUYER, LLC

By:	/s/ Stephan Tompsett
Name: Stephan Tompsett
Title: Chief Financial Officer

OPCO

SOLARIS ENERGY INFRASTRUCTURE, LLC

By:	/s/ Stephan Tompsett
Name: Stephan Tompsett
Title: Chief Financial Officer

PARENT

SOLARIS ENERGY INFRASTRUCTURE, INC.

By:	/s/ Stephan Tompsett
Name: Stephan Tompsett
Title: Chief Financial Officer

COMPANY

FOCUS GENCO CAYMAN LTD.

By:	/s/ Eduardo Dal Sasso Mendonça Cruz
Name: Eduardo Dal Sasso Mendonça Cruz
Title: Director

By:	/s/ Alan Zelazo
Name: Alan Zelazo
Title: Director

SELLERS REPRESENTATIVE

By:	/s/ Alan Zelazo
Name: Alan Zelazo

SELLERS

GOLEM INTERNATIONAL LIMITED

By:	/s/ Alan Zelazo
Name: Alan Zelazo
Title: Authorized Signatory

/s/ Eduardo Dal Sasso Mendonça Cruz
Eduardo Dal Sasso Mendonça Cruz

/s/ Carlos Baccan Netto
Carlos Baccan Netto

/s/ Henrique Coelho Casotti
Henrique Coelho Casotti

/s/ Marcia Pacianotto Ribeiro
Marcia Pacianotto Ribeiro

/s/ Gabriel Bernardo De Almeida Arruda
Gabriel Bernardo De Almeida Arruda

/s/ Adriano Cezário De Oliveira
Adriano Cezário De Oliveira

ANNEX A

Registration Rights

1.1. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined under Rule 405.

“Effective Date” means the time and date that a Registration Statement is first declared effective by the SEC or otherwise becomes effective.

“Effectiveness Period” means the period beginning on the Effective Date for any applicable Registration Statement and ending on the earlier of (i) the date that all Registrable Securities covered by such Registration Statement have been sold and (ii) the date that is one year after the Effective Date.

“Parent Stock” means the Parent Common Stock together with any other equity interests of Parent or equity interests in any successor of Parent issued by Parent including by reason of or in connection with any stock dividend, stock split, combination, reorganization, recapitalization, conversion to another type of entity or similar event involving a change in the capital structure of Parent.

“Prospectus” means the prospectus included in a Registration Statement (including a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A, Rule 430B or Rule 430C promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means any Parent Common Shares issued to Sellers pursuant to the terms of the Agreement; provided, however, that Registrable Securities shall not include: (i) any such Parent Common Shares that have been registered under the Securities Act and disposed of pursuant to an effective Registration Statement or otherwise transferred to a Person who is not entitled to the registration and other rights hereunder; (ii) any such Parent Common Shares that have been sold or transferred by the holder thereof pursuant to Rule 144 (or any similar provision then in force under the Securities Act) and the transferee thereof does not receive “restricted securities” as defined in Rule 144; and (iii) any such Parent Common Shares that cease to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).

“Registration Expenses” means, without limitation, (i) all registration and filing fees (including fees and expenses (A) with respect to filings required to be made with the Trading Market and (B) in compliance with applicable state securities or “Blue Sky” Laws), (ii) printing expenses (including expenses of printing certificates for Parent Stock and of printing Prospectuses if the printing of Prospectuses is reasonably requested by a Seller included in the Registration Statement), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel, auditors and accountants for Parent, (v) Securities Act liability insurance, if Parent so desires such insurance, and (vi) fees and expenses of all other Persons retained by Parent in connection with the consummation of the transactions contemplated by this ANNEX A.

“Registration Statement” means a registration statement of Parent in the form required to register under the Securities Act and other applicable Law the resale of the Registrable Securities in accordance with the intended plan of distribution of each Seller included therein, and including any Prospectus, amendments and supplements to each such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Shelf Registration Statement” means a Registration Statement of Parent filed with the SEC on Form S-3 (or any successor form or other appropriate form under the Securities Act) for an offering to be made on a continuous or delayed basis pursuant to Rule 415 (or any similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable.

“Trading Market” means the principal national securities exchange on which Registrable Securities are listed.

“WKSI” means a “well known seasoned issuer” as defined under Rule 405.

1.2. Registration.

(a) Pursuant to the terms of and subject to the other provisions of the Agreement and this ANNEX A, Parent shall file within 30 days after the Closing Date, a Shelf Registration Statement covering the resale from time to time by the Sellers, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of all of the Registrable Securities, if any, and shall use its reasonable best efforts to cause such Shelf Registration Statement to become effective or be declared effective by the SEC as soon as practicable after the filing thereof, but no later than 30 days following the filing date. Such Shelf Registration Statement shall provide for the registration of such Registrable Securities for resale by such Sellers in accordance with any reasonable method of distribution elected by the Sellers and permitted pursuant to the form of registration statement used and the rules, regulations and guidance of the SEC (such registration, the “Shelf Registration”).

(b) Parent may include in any Shelf Registration other Parent Stock for sale for its own account or for the account of any other Person.

(c) If available to Parent, the Shelf Registration for any offering and selling of Registrable Securities shall be effected pursuant to an Automatic Shelf Registration Statement, which shall be on Form S-3 or any equivalent or successor form under the Securities Act.

(d) Without limiting Section 1.3 of this ANNEX A, in connection with any Shelf Registration pursuant to and in accordance with this Section 1.2, Parent shall promptly prepare and file or cause to be prepared and filed (x) such additional forms, amendments, supplements, prospectuses, certificates, letters, opinions and other documents, as may be necessary or advisable to register or qualify the securities subject to such Shelf Registration, including under the securities Laws of such U.S. jurisdictions as the Sellers shall reasonably request; provided that no such qualification shall be required in any jurisdiction where, as a result thereof, Parent would become subject to general service of process or to taxation or qualification to do business in such jurisdiction solely as a result of registration and (y) such forms, amendments, supplements, prospectuses, certificates, letters, opinions and other documents as may be necessary to apply for listing or to list the Registrable Securities subject to such Shelf Registration on the Trading Market.

1.3. Registration Procedures. The procedures to be followed by Parent and a Seller electing to sell Registrable Securities in a Shelf Registration Statement or Registration Statement pursuant to this ANNEX A are as follows:

(a) In connection with a Shelf Registration, Parent will, at least two Business Days prior to the anticipated filing of the Shelf Registration Statement or Registration Statement, as applicable, and any related Prospectus or any amendment or supplement thereto relating to any Registrable Securities (other than, after effectiveness of such Shelf Registration Statement or such Registration Statement any filing made under the Exchange Act that is incorporated by reference into such Shelf Registration Statement or such Registration Statement), (i) furnish to such Seller copies of all such documents prior to filing and (ii) use commercially reasonable efforts to address in each such document when so filed with the SEC such comments as such Seller shall reasonably propose prior to the filing thereof.

(b) Parent will use commercially reasonable efforts to as promptly as reasonably practicable (i) prepare and file with the SEC such amendments, including post-effective amendments, and supplements to each Shelf Registration Statement, Registration Statement and the Prospectus used in connection therewith as may be necessary under applicable Law to keep such Shelf Registration Statement or such Registration Statement continuously effective with respect to the disposition of all Registrable Securities covered thereby for its Effectiveness Period and, subject to the other provisions of the Agreement and this ANNEX A, prepare and file with the SEC such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities held by the Sellers; (ii) cause the related Prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; and (iii) respond to any comments received from the SEC with respect to each Shelf Registration Statement or Registration Statement or any amendment thereto and, as promptly as reasonably practicable provide such Seller true and complete copies of all correspondence from and to the SEC relating to such Shelf Registration Statement or such Registration Statement that pertains to such Seller as selling stockholders but not any comments that would result in the disclosure to such Seller of material and non-public information concerning Parent.

(c) Parent will comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to any Shelf Registration Statement or the Registration Statement and the disposition of all Registrable Securities covered by each such Shelf Registration Statement and Registration Statement until the end of the Effectiveness Period.

(d) Parent will notify the Seller(s) included in a Shelf Registration Statement or Registration Statement as promptly as reasonably practicable: (i) (x) when a Prospectus or any prospectus supplement or post-effective amendment to a Shelf Registration Statement or Registration Statement in which such Seller is included has been filed; (y) when the SEC notifies Parent whether there will be a “review” of the applicable Shelf Registration Statement or Registration Statement and whenever the SEC comments in writing on such Shelf Registration Statement or such Registration Statement (in which case Parent shall provide true and complete copies thereof and all written responses thereto to each of such Sellers that pertain to such Sellers as selling stockholders); and (z) with respect to each applicable Shelf Registration Statement, Registration Statement or any post-effective amendment thereto, when the same has been declared effective; (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Shelf Registration Statement or such Registration Statement or Prospectus or for additional information that pertains to such Sellers as sellers of Registrable Securities; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Shelf Registration Statement or such Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) of the receipt by Parent of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (v) of the occurrence of any event or passage of time that makes any statement made in such Shelf Registration Statement, Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Shelf Registration Statement, Registration Statement, Prospectus or other documents so that, in the case of such Shelf Registration Statement, Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided, however, that no notice by Parent shall be required pursuant to this clause (v) in the event that Parent either promptly files a prospectus supplement to update the Prospectus or a Form 8-K or other appropriate Exchange Act report that is incorporated by reference into the Shelf Registration Statement or the Registration Statement, which in either case, contains the requisite information that results in such Shelf Registration Statement or such Registration Statement no longer containing any untrue statement of material fact or omitting to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading).

(e) Parent will use commercially reasonable efforts to avoid the issuance of or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of a Shelf Registration Statement or Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as promptly as reasonably practicable.

(f) During the Effectiveness Period, Parent will furnish to such Seller, without charge, at least one conformed copy of each Shelf Registration Statement, Registration Statement and each amendment thereto and all exhibits to the extent requested by such Seller (including those incorporated by reference) promptly after the filing of such documents with the SEC; provided that the SEC will not have any obligation to provide any document pursuant to this clause that is available on the SEC’s EDGAR system.

(g) Parent will promptly deliver to each Seller, without charge, as many copies of each Prospectus or Prospectuses (including each form of prospectus) authorized by Parent for use and each amendment or supplement thereto as such Seller may reasonably request during the Effectiveness Period. Subject to the other provisions of the Agreement and this ANNEX A, Parent consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Sellers in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(h) Parent will cooperate with such Seller to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Shelf Registration Statement or Registration Statement, which certificates shall be free of all restrictive legends indicating that the Registrable Securities are unregistered or unqualified for resale under the Securities Act, Exchange Act or other applicable securities Laws, and to enable such Registrable Securities to be in such denominations and registered in such names as such Seller may request in writing. In connection therewith, if required by Parent’s transfer agent, Parent will promptly, after the Effective Date of the Shelf Registration Statement or Registration Statement, cause an opinion of counsel as to the effectiveness of the Shelf Registration Statement or Registration Statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without any such legend upon sale by the Seller of such Registrable Securities under the Shelf Registration Statement or Registration Statement; provided that Parent may, in its discretion, require letters of representation from such Sellers and any applicable custodians/brokers prior to the delivery of such opinion.

(i) Upon the occurrence of any event contemplated by Section 1.3(d)(v) of this ANNEX A, as promptly as reasonably practicable, Parent will prepare a supplement or amendment, including a post-effective amendment, if required by applicable Law, to the affected Shelf Registration Statement or Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Shelf Registration Statement nor Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

1.4. Registration Expenses. All Registration Expenses incident to Parent’s performance of or compliance with its obligations under this ANNEX A or otherwise in connection with any Shelf Registration shall be borne by Parent, whether or not any Registrable Securities are sold pursuant to a Registration Statement.

1.5 Blackout Period. Notwithstanding any other provision of the Agreement or this ANNEX A, Parent shall not be required to file a Registration Statement (or any amendment thereto) (or, if Parent has filed a Shelf Registration Statement and has included Registrable Securities therein, Parent shall be entitled to suspend the offer and sale of Registrable Securities pursuant to such Registration Statement) for a period of up to 30 days if (i) Parent’s board of directors determines such registration would render Parent unable to comply with applicable securities laws, (ii) Parent’s board of directors determines such registration would require disclosure of material information that Parent has a bona fide business purpose for preserving as confidential or (iii) Parent’s board of directors determines such registration is reasonably likely to adversely affect any material financing, acquisition, corporate reorganization or merger or other material transaction or event involving Parent or otherwise have a material adverse effect on Parent (any such period, a “Blackout Period”). Notwithstanding anything to the contrary in the Agreement or this ANNEX A, in no event shall any Blackout Periods and any Suspension Periods continue for more than 60 days in the aggregate during any 365-day period.

1.6. Indemnification for Registration Rights.

(a) Parent shall indemnify and hold harmless each Seller Indemnified Party, to the fullest extent permitted by applicable Law, from and against any and all losses, claims, damages, liabilities, joint or several, costs (including reasonable costs of preparation and reasonable attorneys’ fees) and expenses, judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Seller Indemnified Party may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (collectively, “Registration Rights Related Losses”), as incurred, (i) in the case of any Registration Statement, arising out of or relating to any untrue or alleged untrue statement of a material fact, contained in any such Registration Statement under which any Registrable Securities were registered, required to be stated therein or necessary to make the statements therein not misleading, or (ii) in the case of any preliminary prospectus (if Parent authorized the use of such preliminary prospectus prior to the Effective Date), or in any summary or final prospectus or free writing prospectus (if such free writing prospectus was authorized for use by Parent) or in any amendment or supplement thereto (if used during the period Parent is required to keep the Registration Statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading; provided that Parent shall not be liable to any Seller Indemnified Party to the extent that any such claim arises out of, is based upon or results from an untrue or alleged untrue statement or omission or alleged omission made in such Registration Statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to Parent by or on behalf of such Seller Indemnified Party specifically for use in the preparation thereof. Parent shall notify the Sellers promptly of the institution, threat or assertion of any Action of which Parent is aware in connection with the transactions contemplated by this ANNEX A. This indemnity shall be in addition to any liability Parent may otherwise have and shall remain in full force and effect regardless of any investigation made by or on behalf of such Seller Indemnified Party or any indemnified party and shall survive the transfer of such securities by such Seller. Notwithstanding anything to the contrary herein, this Section 1.6 shall survive any termination or expiration of the Agreement and this ANNEX A indefinitely.

(b) In connection with any Registration Statement in which a Seller participates, such Seller shall, severally and not jointly, indemnify and hold harmless the Buyer Indemnified Parties, to the fullest extent permitted by applicable Law, from and against any and all Registration Rights Related Losses as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any such Registration Statement required to be stated therein or necessary to make the statements therein not misleading, in any preliminary prospectus (if used prior to the Effective Date of such Registration Statement), or in any summary or final prospectus or free writing prospectus or in any amendment or supplement thereto (if used during the period Parent is required to keep the Registration Statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading, but only to the extent that the same are made in reliance and in conformity with information relating to the Seller furnished in writing to Parent by such Seller for use therein. This indemnity shall be in addition to any liability such Seller may otherwise have and shall remain in full force and effect regardless of any investigation made by or on behalf of Parent or any indemnified party. In no event shall the liability of any selling Seller hereunder be greater in amount than the dollar amount of the proceeds received by such Seller from the sale of the Registrable Securities giving rise to such indemnification obligation.

(c) If the indemnification provided for in this Section 1.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Registration Rights Related Losses referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable Law contribute to the amount paid or payable by such indemnified party as a result of such Registration Rights Related Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the untrue or alleged untrue statement of a material fact or the omission to state a material fact that resulted in such Registration Rights Related Losses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of Law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided that in no event shall any contribution by a Seller exceed the net proceeds from the offering received by such Seller. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of fraudulent misrepresentation.

1.7. Facilitation of Sales Pursuant to Rule 144. To the extent it shall be required to do so under the Exchange Act, Parent shall timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144) to the extent required from time to time to enable Sellers to sell Registrable Securities without registration under the Securities Act pursuant to Rule 144, and to take such further action as a Seller may reasonably request, all to the extent required from time to time to enable the Sellers to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144, including providing (i) opinion(s) of counsel, at Parent’s sole cost and expense, as may be reasonably necessary in order for each Seller to avail itself of Rule 144 to allow a Seller to sell such Parent Stock without registration, and (ii) any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to remove any applicable Securities Act legend or restriction that may be placed on the Registrable Securities; provided that Parent may, in its discretion, require letters of representation from such Sellers and any applicable custodians/brokers prior to the delivery of such opinion. Upon the request of any Seller that owns Registrable Securities in connection with that Seller’s sale pursuant to Rule 144, Parent shall deliver to such Seller a written statement as to whether it has complied with such requirements.

1.8. Discontinued Disposition. Each Seller agrees that, upon receipt of a notice from Parent of a Blackout Period or the occurrence of any event of the kind described in clauses (ii) through (v) of Section 1.3(d) of this ANNEX A, such Seller will forthwith discontinue disposition of such Registrable Securities under the Registration Statement until such Seller’s receipt of the copies of the supplemental Prospectus or amended Registration Statement as contemplated by Section 1.3(i) of this ANNEX A or until it is advised in writing by Parent that the Blackout Period has ended or the use of the applicable Prospectus may be resumed, and, in any case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement (a “Suspension Period”).